EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

By and Among

WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC.,

as Seller;

NPC QUALITY BURGERS, INC.,

as Purchaser;

and

NPC INTERNATIONAL, INC.,

as Guarantor

Dated as of: June 12, 2013

SCHEDULES

Schedule 1.01(a)	Knowledge of Seller
Schedule 1.01(b)	Knowledge of Purchaser
Schedule 2.02(b)	Assigned Contracts
Schedule 2.02(c)	Special Items
Schedule 4.04	No Defaults by Seller
Schedule 4.09	Actions
Schedule 4.14	Severance Plans
Schedule 5.04	No Defaults by Purchaser and Guarantor
Schedule 6.09(a)	Leased Beverage Equipment
Schedule 6.14	Facility Assessment Reports
Schedule 6.20	Sublease Consents
Schedule 6.21	Leased Vehicle
Schedule 7.01	Non-Restaurant-Level Employees

EXHIBITS

Exhibit A-1	List of Existing Restaurants
Exhibit A-2	List of Future Restaurants
Exhibit B	Form of Lease
Exhibit C	Form of Sublease
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Development Agreement
Exhibit F	Form of General Release
Exhibit G	Letter of Agreement
Exhibit H	Form of Guaranty
Exhibit I	Rent Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated and effective as of June 12, 2013, by and among WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC., an Ohio corporation (“Seller”), NPC QUALITY BURGERS, INC., a Kansas corporation (“Purchaser”), and NPC INTERNATIONAL, INC., a Kansas corporation (“Guarantor”).

RECITALS

WHEREAS, Seller (i) operates the twenty-two (22) “Wendy’s” or “Wendy’s Old Fashioned Hamburgers” restaurants listed on Exhibit A-1 (collectively, the “Existing Restaurants”) and (ii) is in the process of constructing the restaurant buildings and related improvements, and acquiring and installing the restaurant equipment, to be used in the future operation of the two (2) “Wendy’s” or “Wendy’s Old Fashioned Hamburgers” restaurants listed on Exhibit A-2 (collectively, the “Future Restaurants” and, together with the Existing Restaurants, the “Restaurants”);

WHEREAS, Seller is the owner in fee of the real estate, buildings and related improvements thereat used in the operation of the Restaurants designated as “Owned Real Property” on Exhibit A-1 (collectively, the “Owned Real Property”);

WHEREAS, Seller is the owner of a leasehold interest in the real estate and a leasehold interest and/or ownership interest in the building and related improvements thereat used (or, in the case of the Future Restaurants, to be used) in the operation of the Restaurants designated as “Leased Real Property” on Exhibit A-1 and Exhibit A-2 (collectively, the “Leased Real Property”);

WHEREAS, Seller desires to transfer, assign and sell to Purchaser, and Purchaser desires to acquire and purchase from Seller, all of Seller’s right, title and interest in and to certain of the assets used (or, in the case of the Future Restaurants, to be used) exclusively in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements (except as otherwise indicated, capitalized terms used but not defined in these recitals have the meaning ascribed to such terms in Section 1.01 below or referenced in Section 1.02 below);

WHEREAS, in connection with the purchase and sale of the Assets, at the Closing, the Parties shall enter into fourteen (14) separate leases, each substantially in the form attached hereto as Exhibit B (collectively, the “Leases”), pursuant to which Seller shall lease to Purchaser certain Owned Real Property used in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth herein and therein and the rent schedule attached hereto as Exhibit I;

WHEREAS, in connection with the purchase and sale of the Assets, at the Closing, the Parties shall enter into eight (8) separate subleases, each substantially in the form attached hereto as Exhibit C (collectively, the “Subleases”), pursuant to which Seller shall sublease to Purchaser certain Leased Real Property used (or in the case of the Future Restaurants, to be used) in the operation of the Restaurants, in each case upon the terms and subject to the conditions set forth herein and therein and the rent schedule attached hereto as Exhibit I (with respect to the Leased Real Property, the term of the Franchise Agreement will be coterminous with the initial term of the Sublease (with respect to unit nos. 2183, 2189, 2203 and 2204, the initial term including renewal options), up to but not exceeding twenty (20) years unless the initial term exceeds twenty (20) years);

WHEREAS, in connection with the purchase and sale of the Assets, at the Closing, upon the terms and subject to the conditions set forth herein, Purchaser and Guarantor shall execute and deliver to Wendy’s International, Inc., an Ohio corporation (“WII”), the Franchise Documents with respect to the Restaurants;

WHEREAS, in connection with the purchase and sale of the Assets, at the Closing, the Parties shall enter into a relationship agreement (the “Relationship Agreement”); and

WHEREAS, as an inducement for Seller to enter into this Agreement and in light of the indirect benefits that Guarantor anticipates deriving from the transactions contemplated hereby, Guarantor desires to guarantee Purchaser’s payment and performance of its obligations under this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement, unless otherwise defined herein, capitalized terms used herein shall have the corresponding meanings set forth below:

“Action” means any action, claim, suit, litigation, hearing, complaint or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person. With respect to any natural person, “Affiliate” includes such Person’s spouse, descendants, parents, and any descendants of such Person’s parents (in each case, whether by blood, adoption or marriage).

“Ancillary Agreements” means the Leases, the Subleases, the Bill(s) of Sale, the General Release(s) and the Franchise Documents.

“Bill of Sale” means a bill of sale and assignment and assumption agreement between Seller and Purchaser, substantially in the form attached hereto as Exhibit D.

“Business” means the business of owning and using the Assets and operating the Restaurants, in each case, as conducted by Seller as of the date of this Agreement. For the avoidance of doubt, “Business” does not include (a) the ownership or use of any assets or properties of Seller or its Affiliates other than the Assets or (b) the operations or conduct of any business activity by Seller or its Affiliates that does not relate exclusively to the Restaurants (including any business activity that may relate to, support or benefit both one or more Restaurants, on the one hand, and one or more other System Restaurants, on the other hand).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Ohio are required or authorized by Law to be closed.

“Business Locations” means the locations of the Owned Real Property and Leased Real Property.

“Capital Stock” means capital stock or other type of equity interest in a Person or any securities convertible or redeemable into, or exercisable or exchangeable for, any capital stock or other type of equity interest in a Person.

“Competing Business” means any business or commercial activity (other than the ownership or operation of a System Restaurant) that both (a) is located or conducted in the Restricted Area and (b) derives (or, in the case of a newly-established business or activity, could reasonably be expected to derive) at least fifteen percent (15%) (but in the case of entrée salads, at least twenty (20%)) of its gross revenues, excluding beverage revenues, (individually with respect to any one of the categories described in clause (i) through (iv) below) from (i) burger products (excluding loose, crumbled or shredded meats), (ii) chicken products (excluding sliced, diced or shredded chicken products), (iii) deli sandwiches or (iv) entrée salads, whether such business or activity is a restaurant, catering service, snack bar, concession, food court or any other concern that offers food and/or beverage items at retail. Notwithstanding anything to the contrary herein, a “Competing Business” shall not include (w) any casual dining concept or full-service sit down restaurant concept, (x) Pizza Hut, WingStreet or Taco Bell restaurants/establishments or (y) the KFC restaurants/establishments owned and operated by Purchaser or Guarantor or its Affiliates as of the date hereof, including any future KFC restaurants that may be acquired from the acquisition of a Pizza Hut operator who may have multi-brand operations which include KFC. In addition, bakery concepts (excluding Panera) are generally considered to not be a Competing Business; however, investment and development of such bakery concepts by Purchaser or Guarantor will require advance notice by the Purchaser and/or Guarantor to, and discussion with, Seller.

“Contract” means any contract, agreement, lease, purchase order, promise, arrangement, understanding, undertaking, indenture, commitment, loan, consent, note, bond, mortgage, license or other legally-binding obligation, whether written or oral and whether express or implied.

“Control”, “Controlled” or “Controlling” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Development Agreement” means a development agreement in substantially the form attached hereto as Exhibit E by and among WII, Purchaser and Guarantor.

“Development Costs” means, with respect to each Future Restaurant, an amount equal to the sum of (a) the costs and expenses supported by reasonable documentation incurred by the Seller and its Affiliates in connection with preparing such Future Restaurant to be opened for business, including any costs or expenses supported by reasonable documentation incurred in connection with: (i) leasing the Leased Real Property on which such Future Restaurant is located, (ii) designing, acquiring, building or constructing, as applicable, any buildings, structures, facilities, signage or other improvements located on or at the real property on which such Future Restaurant is located, (iii) designing, building, constructing, erecting or installing any fixtures, installations, alterations, additions or other improvements (including all partitions, doors and hardware however affixed, and whether or not movable, and all mechanical, electrical and utility installations) located on or at the real property on which such Future Restaurant is located, (iv) purchasing and installing any personal property, equipment or other assets (other than cash banks and inventory) located at such Future Restaurant and (v) obtaining any applicable permits, licenses, certificates or other governmental approvals, consents or registrations in connection with such Future Restaurant or the development or construction thereof. For the avoidance of doubt, “Development Costs” includes any costs and expenses capitalizable by Seller.

“General Release” means a general release substantially in the form attached hereto as Exhibit F by Purchaser and Guarantor in favor of Seller.

“Governmental Authority” means any federal, state, local or foreign government, or subdivision or instrumentality thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, in each case having jurisdiction over the Person, property or matter in question.

“Guaranty” means a guaranty executed by Guarantor for the benefit of Seller and its Affiliates, substantially in the form attached hereto as Exhibit H.

“Knowledge” means (a) with respect to Seller (other than for purposes of Section 4.10), the actual knowledge of the individuals listed on Schedule 1.01(a) after reasonable inquiry, (b) with respect to Seller (for purposes of Section 4.10), the actual knowledge of the individuals listed on Schedule 1.01(a) without inquiry and (c) with respect to Purchaser, the actual knowledge of the individuals listed on Schedule 1.01(b) after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, treaty, code or ordinance, common law or any applicable rule, regulation, guideline, standard, Order or Permit of any Governmental Authority.

“Letter of Agreement” means a letter of agreement in substantially the form attached hereto as Exhibit G by and among Seller, Purchaser and Guarantor that shall address, among other things, image activation requirements, the repair and equipment upgrade requirements as reflected in the facility assessment reports, point-of-sale requirements, the terms and conditions upon which Purchaser may close four (4) of the Restaurants and other franchising matters.

“Liabilities” means any and all debts, liabilities, expenses, commitments, obligations, duties, responsibilities and actions of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, asserted or not asserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including any arising out of any Contract, tort, Law or otherwise) and whether or not the same would be required by applicable accounting principles or standards to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any option, mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), charge, security interest, defect of title, easement, encroachment, reservation, restriction, adverse right or interest, claim or other encumbrance (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Passive Investment” means a passive investment by a Person in the Capital Stock and/or debt securities of another Person, provided that such first Person does not in any way, either directly or indirectly, manage or exercise Control over such second Person.

“Parties” means Seller, Purchaser and Guarantor.

“Permit” means any qualifications, registrations, filings, licenses, Orders, permits, certificates of occupancy, variances, consents, approvals, validations, authorizations, accreditations, certifications, exemptions or waivers made with or issued or granted or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Liens” means (i) Liens for taxes or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due, (iii) zoning, building and other generally-applicable land-use restrictions, (iv) in the case of Contracts (or rights or interests therein), Liens arising from the terms of such Contracts, (v) Liens created by this Agreement or any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby, (vi) Liens created by or arising from actions of Purchaser or Guarantor, and (vii) easements or similar encumbrances that do not, individually or in the aggregate, materially impair the continued use and operation of the Owned Real Property or Leased Real Property as currently used or operated.

“Person” means any natural person, corporation, partnership, joint stock company, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including any Governmental Authority.

“Purchaser Franchise Agreements” means the Franchise Documents and any other franchise agreements or similar agreements between or among Purchaser and/or Guarantor, on the one hand, and Seller or any of its current or future Affiliates, on the other hand.

“Real Property Lease” means each lease pursuant to which Seller leases the Leased Real Property.

“Representatives” means, as to any Person, such Person’s directors, officers, partners, managers, employees, Affiliates, representatives (including financial advisors, attorneys, accountants and consultants) or agents.

“Restricted Area” means the United States of America (including its territories and possessions).

“System Restaurant” means any restaurant or other commercial establishment offering food and beverage items at retail that is directly or indirectly owned or operated by (i) The Wendy’s Company or any of its current or future Affiliates, (ii) any other Person pursuant to or in connection with any franchise agreement or similar agreement with The Wendy’s Company or any of its current or future Affiliates or (iii) any joint venture, partnership or similar arrangement in which The Wendy’s Company or any of its current or future Affiliates participates.

“Transaction Agreements” means this Agreement, the Ancillary Agreements and any other agreements or instruments to be delivered pursuant hereto or thereto.

Section 1.02 Table of Defined Terms. The following capitalized terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:

Defined Term	Where Defined
Accounting Firm	Section 3.04(a)
Action	Section 1.01
Affiliate	Section 1.01
Agreement	Preamble
Ancillary Agreements	Section 1.01
Armored Car Service Provider	Section 6.06
Assets	Section 2.02
Assigned Contracts	Section 2.02(b)
Assumed Liabilities	Section 2.04
Bakery	Section 6.15(a)
Bill of Sale	Section 1.01

Business	Section 1.01
Business Day	Section 1.01
Business Locations	Section 1.01
Capital Stock	Section 1.01
Cash Safes	Section 6.06
Cash Services Agreement	Section 6.06
CCNA	Section 6.09(a)
Claim	Section 10.05(a)
Claims Notice	Section 10.05(a)
Closing	Section 2.01(a)
Closing Amount	Section 2.05(a)
Closing Date	Section 2.01(a)
Competing Business	Section 1.01
Completed Future Restaurant	Section 2.01(d)
Completion Notice	Section 2.01(d)
Confidentiality Agreement	Section 12.15(a)
Contract	Section 1.01
Control	Section 1.01
Controlled	Section 1.01
Controlling	Section 1.01
Damages	Section 10.02
Development Agreement	Section 1.01
Development Costs	Section 1.01
Development Fee	Section 2.05(b)
Donlen	Section 6.21
Effective Time	Section 2.01(a)
Electronic Transactions	Section 6.08(i)
Employees	Section 7.01
Environmental Reports	Section 4.10
Equipment	Section 2.02(a)
Existing Restaurants	Recitals
Franchise Documents	Section 3.02
Future Restaurants	Recitals
General Release	Section 1.01
Governmental Authority	Section 1.01
Guarantor	Preamble
Guaranty	Section 1.01
Hired Employees	Section 7.02

Incomplete Future Restaurant	Section 2.01(d)
Indemnitee	Section 10.05(a)
Indemnitor	Section 10.05(a)
Insurance Certificate	Section 6.10
Inventory	Section 3.01
IRS	Section 2.05(d)
Knowledge	Section 1.01
Law	Section 1.01
Leased Real Property	Recitals
Leased Vehicle	Section 6.21
Leases	Recitals
Letter of Agreement	Section 1.01
Liabilities	Section 1.01
Lien	Section 1.01
Menu Boards	Section 6.09(b)
Modified Closing	Section 2.01(d)
Order	Section 1.01
Owned Real Property	Recitals
Parent	Section 6.18
Parties	Section 1.01
Passive Investment	Section 1.01
Permit	Section 1.01
Permitted Liens	Section 1.01
Person	Section 1.01
Personal Property	Section 2.02(d)
POS	Section 2.03
Purchase Price	Section 2.05(a)
Purchaser	Preamble
Purchaser Franchise Agreements	Section 1.01
Purchaser Indemnified Parties	Section 10.02
Real Property Lease	Section 1.01
Real Property Taxes	Section 3.03(a)(i)
Relationship Agreement	Recitals
Repair and Maintenance Inventor	Section 2.02(e)
Replacement Cost	Section 6.01(e)
Representatives	Section 1.01
Restaurants	Recitals
Restricted Area	Section 1.01

Retained Assets	Section 2.03
Retained Liabilities	Section 2.04
SEC	Section 6.18
Seller	Preamble
Seller Indemnified Parties	Section 10.03
Seller’s IT	Section 6.08(e)
Special Items	Section 2.02(c)
Sublease Renewal Restaurants	Section 6.19
Subleases	Recitals
Subsequent Closing	Section 2.01(d)
Subsequent Closing Date	Section 2.01(d)
Subsequent Closing Effective Time	Section 2.01(d)
Survival Period	Section 10.01
System Restaurant	Section 1.01
TAF	Section 2.05(b)
Third-Party Claim	Section 10.05(b)
Title Company	Section 2.01(b)
Transaction Agreements	Section 1.01
Transfer Fees	Section 6.01
Transition Services	Section 6.08(a)
Unresolved Objections	Section 3.04(a)
WII	Recitals

ARTICLE II

CLOSING AND RELATED MATTERS

Section 2.01 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”), which shall be effective as of Effective Time, shall, subject to the satisfaction or waiver in writing of all of the conditions set forth in Article VIII and Article IX, occur by electronic delivery of documentation, or by physical exchange of documentation at such location as Seller and Purchaser may mutually agree, (i) on the later of (A) July 22, 2013 and (B) the first Business Day that is a Monday following the first date upon which all of the conditions set forth in Article VIII and Article IX have been satisfied or waived in writing (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or (ii) at such other time, or by such other means, as the Parties may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. As of 12:01 a.m., Central Time, on the Closing Date (the “Effective Time”), Purchaser shall be entitled to take possession of the Assets and to begin operating the Restaurants.

(b) No later than one (1) Business Day prior to the Closing Date, Purchaser shall deposit, or cause to be deposited, with a title company or escrow agent mutually agreed by Seller and Purchaser (the “Title Company”) funds in an amount equal to the Closing Amount, the TAF and the Development Fee. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII and Article IX, Purchaser shall direct the Title Company to disburse such funds to Seller (or its designee) at or prior to 12:01 p.m. (EST) on the Closing Date in accordance with the closing statement referenced in Section 2.06(e). No later than two (2) Business Days prior to the Closing Date, Seller and Purchaser shall enter into an escrow agreement with the Title Company to give effect to this Section 2.01(b). All fees of the Title Company shall be borne equally between Purchaser and Seller.

(c) Notwithstanding anything to the contrary in this Agreement, if one or both of the Future Restaurants have not been completed as of the Closing Date such that the building, improvements and other tangible Assets located at, and to be used in the operation of, such Future Restaurant do not qualify for the issuance of a certificate of occupancy, then the transactions to be effected at the Closing shall be modified as follows (a Closing so modified, a “Modified Closing”): (i) the Assets relating primarily to such incomplete Future Restaurant(s) (each such incomplete Future Restaurant, an “Incomplete Future Restaurant”) shall not be sold, conveyed, assigned or transferred to Purchaser at the Closing and the Assumed Liabilities primarily related to such Assets or the applicable Incomplete Future Restaurant shall not be assigned to Purchaser at the Closing; (ii) the Sublease(s) for the Leased Real Property to be used in the operation of the Incomplete Future Restaurant(s) shall not be executed and delivered by the Parties at the Closing; (iii) the Franchise Documents relating exclusively to the Incomplete Future Restaurant(s) shall not be executed and delivered by Purchaser and Guarantor at the Closing; (iv) the Closing Amount to be paid by Purchaser at Closing shall be reduced by the estimated Development Costs for the Incomplete Future Restaurant(s) as reflected in Section 2.05(a)(v)(A) or Section 2.05(a)(v)(B), as applicable; and (v) the TAF to be paid by Purchaser at Closing shall be reduced by twenty-five thousand dollars ($25,000) per Incomplete Future Restaurant. The foregoing modification shall not be deemed to result in any of the conditions set forth in Article VIII and Article IX hereof not being satisfied.

(d) Following a Modified Closing, Seller shall (i) use commercially reasonable efforts to cause the Incomplete Future Restaurants to be completed as promptly as practicable following the Modified Closing such that the building, improvements and other tangible Assets located at, and to be used in the operation of, such Future Restaurant qualify for the issuance of a certificate of occupancy, and (ii) provide written notice to Purchaser promptly following such completion of an Incomplete Future Restaurant (a “Completion Notice”). Not later than twenty-one (21) days following the receipt by Purchaser of a Completion Notice, the Parties shall enter into a separate closing (a “Subsequent Closing”) with respect to the Incomplete Future Restaurant that was the subject of the Completion Notice (a “Completed Future Restaurant”). The date upon which such a Subsequent Closing occurs shall be referred to as a “Subsequent Closing Date”. A Subsequent Closing shall be deemed effective as of 12:01 a.m., Central Time, on the applicable Subsequent Closing Date (a “Subsequent Closing Effective Time”). Reference herein to the Closing, Closing Date and Effective Time shall, in so far as the applicable provisions herein relate to the Completed Future Restaurant or the transactions taking place at a Subsequent Closing, be deemed to refer to the Subsequent Closing, Subsequent Closing Date and Subsequent Closing Effective Time, respectively.

(e) At such a Subsequent Closing:

(i) Purchaser and Guarantor, as applicable, shall deliver (or shall cause to be delivered) the following to Seller or WII, as applicable:

A. cash in an amount equal to the estimated Development Costs for the applicable Completed Future Restaurant as reflected in Section 2.05(a)(v)(A) or Section 2.05(a)(v)(B), as applicable, which amount shall be subject to adjustment in accordance with Section 3.03(a), by wire transfer of immediately-available funds in accordance with written instructions provided by Seller prior to such Subsequent Closing;

B. twenty-five thousand dollars ($25,000) as the technical assistance fee due pursuant to the terms and conditions of the Franchise Documents relating to the applicable Completed Future Restaurant;

C. a duly-executed counterpart of the Sublease for the Leased Real Property to be used in the operation of the applicable Completed Future Restaurant (including a duly-executed Guaranty of Sublease in the form attached to such Sublease), together with a duly-completed Electronic Funds Transfer (EFT) Form;

D. a duly-executed counterpart of a Bill of Sale pursuant to which (I) Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall acquire, purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets relating primarily to the applicable Completed Future Restaurant, and (II) Seller shall assign and delegate to Purchaser, and Purchaser shall assume from Seller, any Assumed Liabilities primarily related to such Assets or the applicable Completed Future Restaurant;

E. duly-executed Franchise Documents relating to the applicable Completed Future Restaurant and, if applicable, appropriate eRoyalty documentation;

F. the Insurance Certificates referred to in Section 6.10 with respect to the applicable Completed Future Restaurant;

G. a duly-executed closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand; and

H. all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and that are necessary for Purchaser and Guarantor to satisfy any of their respective obligations hereunder.

(ii) Seller shall deliver (or shall cause to be delivered) the following to Purchaser and Guarantor:

A. a duly-executed counterpart of the Sublease referred to in Section 2.01(e)(i)C together with a copy of a duly-executed consent of landlord to the extent required for entry into the Sublease;

B. a duly-executed counterpart of the Bill of Sale referred to in Section 2.01(e)(i)D;

C. a duly-executed certificate sufficient to satisfy the withholding and other requirements of sections 1445 and 6045 of the Internal Revenue Code, and any other similar federal, state or local taxation requirements, to the extent applicable;

D. a duly-executed closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand; and

E. all such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request and that are necessary for Seller to satisfy any of its obligations hereunder.

Section 2.02 Assets to be Transferred. Except as otherwise provided in Section 2.03, on the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign and transfer to Purchaser all of Seller’s right, title and interest in and to the following properties and assets that are used exclusively in connection with the Restaurants (collectively, the “Assets”) free and clear of all Liens except for Permitted Liens:

(a) all of the furniture, trade fixtures and equipment that are owned by Seller and located at a Restaurant as of the Effective Time (collectively, the “Equipment”);

(b) the Contracts to which Seller is a party that are in effect as of the Effective Time and that relate exclusively to the Business listed on Schedule 2.02(b) (collectively, the “Assigned Contracts”);

(c) the cash bank for each Existing Restaurant and other prepaid and special items listed on Schedule 2.02(c) (collectively, the “Special Items”);

(d) the Inventory and all other inventories, supplies and other tangible personal property that are owned by Seller and located in a Restaurant as of the Effective Time including counters, shelving, racks, slat walls, display cases, décor, tables, seating, signs, promotional items and materials, new and unused uniforms, smallwares and office supplies (collectively, the “Personal Property”);

(e) all tools, equipment, and repair and maintenance supplies located in or on the Leased Vehicle (the “Repair and Maintenance Inventory”);

(f) to the extent transferable under applicable law, the Permits necessary for the operation of the Business as currently operated, and Seller will provide to Purchaser prior to the Closing a list of all Permits held by Seller with respect to the Business; and

(g) all of Seller’s rights against its suppliers with respect to express or implied warranties made in the sale to Seller of the Assets to the extent such rights (i) automatically transfer to the Purchaser as the new owner of the Assets, (ii) do not require the consent of any third parties and (iii) do not impose any costs or expenses on Seller or its Affiliates.

Section 2.03 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Assets to be transferred and assigned by Seller to Purchaser hereunder shall exclude the following (collectively, the “Retained Assets”): (a) any tangible assets of Seller that are not located at a Restaurant at the Effective Time; (b) any intangible assets of Seller that relate to more than just the Restaurants; (c) any patents, trademarks, copyrights, domain names or other intellectual property owned, under application or licensed by Seller or any of its Affiliates; (d) any owned or leased real property related to the Restaurants (including any improvements thereon or thereat); (e) other than the cash banks included in the Special Items, any cash located at the Restaurants as of the Effective Time, including any cash in the Cash Safes as of the Effective Time; (f) any receivables related to the operations of the Restaurants prior to the Effective Time; (g) any deposits related to utility services; (h) any insurance policies, including all of Seller’s rights in and to unearned premiums, refunds, and all claims or possible claims under such policies; (i) any current or historical files or records of Seller; (j) the application software and programs and wireless network software utilized in the point of sale (“POS”) system, manager’s work station (MWS) and/or training work station (TWS) located in the Restaurants; (k) warranties and/or service agreements for the maintenance of Equipment located in the Restaurants, including the cash register system, coin changer, time clock, outside display board and drive-thru audio system except any warranties and/or service agreements that (i) automatically transfer to the Purchaser as the new owner of the Equipment, (ii) do not require the consent of any third parties and (iii) do not impose any costs or expenses on Seller or its Affiliates; and (l) any Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand.

Section 2.04 Liabilities to be Assumed. On the terms and subject to the conditions of this Agreement, in partial consideration of the sale, transfer, conveyance and assignment to Purchaser of the Assets, as of the Effective Time, Purchaser shall assume the following debts, liabilities and obligations of Seller and/or its Affiliates (collectively, the “Assumed Liabilities”):

(a) all taxes, assessments and other liabilities of Seller for which Purchaser receives a credit pursuant to Section 3.03;

(b) the obligations and liabilities of Seller under the Assigned Contracts that accrue or arise from and after the Effective Time (excluding, for the avoidance of doubt, any obligations or liabilities arising out of or resulting from any breach by Seller under any Assigned Contract); and

(c) the obligations and liabilities of Seller and/or its Affiliates that arise from and after the Effective Time described in Section 6.06, Section 6.09(b) and Section 6.09(c).

Except for the above-listed items (a), (b) and (c) or as otherwise provided in this Agreement or any other Transaction Agreement, Purchaser does not assume and shall not be liable for any debts, Liabilities, obligations or taxes of Seller incurred or accrued in connection with the operation of the Restaurants or the ownership or use of the Assets prior to the Effective Time (the “Retained Liabilities”). In no event shall Seller be liable for any debts, Liabilities, obligations or taxes of Purchaser arising out of or incurred in connection with the operation of the Restaurants or the ownership or use of the Assets from and after the Effective Time. Seller shall promptly pay or discharge all Retained Liabilities when they become due, except amounts being contested by Seller in good faith.

Section 2.05 Consideration.

(a) On the terms and subject to the conditions of this Agreement, and in consideration of the sale, transfer, conveyance and assignment of the Assets, at the Closing, Purchaser shall pay to Seller (through disbursement by the Title Company) the following amounts:

(i) in consideration of the Assets relating primarily to the Existing Restaurants (exclusive of the Special Items and Inventory that are separately listed below), nine million three hundred ten thousand dollars ($9,310,000.00);

(ii) thirty-three thousand dollars ($33,000.00) as the estimated value of the Special Items;

(iii) one hundred seventy-six thousand dollars ($176,000.00) as the estimated value of the Inventory;

(iv) thirty-five thousand dollars ($35,000) as the estimated value of the Repair and Maintenance Inventory;

(v) in consideration of the Assets relating primarily to the Future Restaurants:

A. one million five hundred ninety-five thousand six hundred and eighteen dollars ($1,595,618.00) as the estimated Development Costs of the Future Restaurant identified as unit # 10428 on Exhibit A-2; and

B. one million six hundred sixteen thousand one hundred and twenty dollars ($1,616,120.00) as the estimated Development Costs of the Future Restaurant identified as unit # 11127 on Exhibit A-2.

(vi) The total of the amounts listed in (i), (ii), (iii), (iv) and (v), which is twelve million seven hundred thirty thousand seven hundred and thirty-eight dollars ($12,765,738.00), as adjusted in accordance with Section 3.03(a) is referred to herein as the “Closing Amount”. The Closing Amount, as adjusted in accordance with this Agreement, shall constitute the “Purchase Price”. The Closing Amount shall be paid to Seller by Purchaser (through disbursement by the Title Company) in cash at the Closing.

(b) In addition to the Closing Amount payable pursuant to Section 2.05(a) above, Purchaser shall pay (through disbursement by the Title Company) in cash to WII the following amounts: (i) six hundred thousand dollars ($600,000.00) (such amount, the “TAF”) as the aggregate of the technical assistance fees due pursuant to the terms and conditions of the Franchise Documents relating to the Restaurants (i.e., $25,000 per Restaurant) and (ii) seventy-five thousand dollars ($75,000.00) as the development fee due pursuant to the terms and conditions of the Development Agreement (the “Development Fee”). Pursuant to the terms and subject to the conditions set forth in the Development Agreement, Purchaser shall receive a credit of fifteen thousand dollars ($15,000) in respect of the technical assistance fee due pursuant to the terms and conditions of the unit franchise agreement to be entered into by Purchaser, Guarantor and WII in connection with each of the five (5) “Wendy’s” or “Wendy’s Old Fashioned Hamburgers” restaurants to be developed pursuant to such Development Agreement, provided that such restaurants are opened for business within the timeframes specified therein.

(c) As additional consideration for the transfer of the Assets and in consideration for the grant of franchise rights to operate the Restaurants, Purchaser and Guarantor shall execute and deliver to Seller at the Closing the General Release.

(d) Seller and Purchaser shall each be solely responsible for, and assume any and all risk and liability associated with, the preparation and timely filing of its own Internal Revenue Service (“IRS”) Form 8594 in connection with the transactions contemplated by this Agreement and the allocation reported thereon. Purchaser and Seller shall promptly deliver to the other a copy of its IRS Form 8594 filed in connection with the transactions contemplated by this Agreement. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation section 1.1060-1(c).

Section 2.06 Deliveries by Seller. No later than one (1) Business Day prior to the Closing Date, Seller shall deliver (or cause to be delivered) the following items to the Title Company for the benefit of Purchaser, which items shall be distributed and disbursed by the Title Company to Purchaser at the Closing:

(a) a duly-executed counterpart of each of the Leases;

(b) a duly-executed counterpart of each of the Subleases;

(c) a duly-executed counterpart of the Bill of Sale;

(d) a duly-executed document sufficient to satisfy the withholding and other requirements of section 1445 of the Internal Revenue Code and any other similar federal, state or local taxation requirements to the extent applicable;

(e) a duly-executed document stating that Seller is not a “broker” under section 6045 of the Internal Revenue Code;

(f) a duly-executed counterpart of the General Release;

(g) a duly-executed counterpart of the Franchise Documents, including a duly-executed Letter of Agreement and Development Agreement;

(h) a duly-executed counterpart of the Relationship Agreement;

(i) a duly-executed counterpart of a closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand; and

(j) all such other documents, agreements, instruments, writings and certificates as Purchaser may reasonably request and that are necessary for Seller to satisfy any of its obligations hereunder.

Section 2.07 Deliveries by Purchaser. No later than one (1) Business Day prior to the Closing Date, Purchaser shall deliver (or cause to be delivered) the following items to the Title Company for the benefit of Seller or WII, as applicable, which items shall be distributed and disbursed by the Title Company to Seller or WII, as applicable, at the Closing:

(a) the Closing Amount by wire transfer of immediately-available funds in accordance with written instructions provided by Seller prior to the Closing;

(b) the TAF by wire transfer of immediately-available funds in accordance with written instructions provided by Seller prior to the Closing;

(c) the Development Fee by wire transfer of immediately-available funds in accordance with written instructions provided by Seller prior to the Closing;

(d) a duly-executed counterpart of each of the Leases, together in each case with a duly-completed Electronic Funds Transfer (EFT) Form;

(e) a duly-executed counterpart of each of the Subleases, together in each case with a duly-completed Electronic Funds Transfer (EFT) Form;

(f) a duly-executed counterpart of the Bill of Sale;

(g) a duly-executed counterpart of the General Release;

(h) duly-executed Franchise Documents, including a duly-executed Letter of Agreement, Development Agreement and, if applicable, appropriate eRoyalty documentation;

(i) a duly-executed counterpart of the Relationship Agreement;

(j) evidence reasonably satisfactory to Seller that Purchaser has complied with its obligations under Section 6.06;

(k) the Insurance Certificate(s) referred to in Section 6.10;

(l) a resale certificate(s) in form and substance reasonably satisfactory to Seller regarding the Inventory;

(m) a duly-executed counterpart of a closing statement in form and substance satisfactory to Seller, on the one hand, and Purchaser, on the other hand; and

(n) all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and that are necessary for Purchaser to satisfy any of its obligations hereunder.

Section 2.08 Deliveries by Guarantor. No later than one (1) Business Day prior to the Closing Date, Guarantor shall deliver (or cause to be delivered) the following items to the Title Company for the benefit of Seller or WII, as applicable, which items shall be distributed and disbursed by the Title Company to Seller or WII, as applicable, at the Closing:

(a) a duly-executed counterpart of each of the Leases, including a duly-executed Guaranty of Lease in the form attached thereto;

(b) a duly-executed counterpart of each of the Subleases, including a duly-executed Guaranty of Sublease in the form attached thereto;

(c) a duly-executed counterpart of the General Release;

(d) duly-executed Franchise Documents, including a duly-executed Letter of Agreement and Development Agreement;

(e) a duly-executed counterpart of the Relationship Agreement;

(f) duly-executed Guaranty;

(g) all such other documents, agreements, instruments, writings and certificates as Seller may reasonably request and that are necessary for Guarantor to satisfy any of its obligations hereunder.

ARTICLE III

RELATED MATTERS

Section 3.01 Physical Inventory. On the night immediately preceding the Effective Time, representatives of Seller and Purchaser shall (a) complete a physical inventory of (i) all food, paper inventory, kids’ meal premium and cleaning supplies located at the Existing Restaurants that are salable or usable in the ordinary course of business (the “Inventory”) and complete and sign Seller’s standard inventory form and (ii) the Repair and Maintenance Inventory and (b) count the cash to be left in the cash bank at each Existing Restaurant. The value of the Inventory and Repair and Maintenance Inventory shall be based upon Seller’s actual cost of such Inventory and Repair and Maintenance Inventory, and the value of the cash shall be valued at the face amount thereof. For purposes of the Closing, the Inventory, the Repair and Maintenance Inventory and Special Items will be assumed to have a value equal to the amount specified in Section 2.05(a)(iii), Section 2.05(a)(iv), and Section 2.05(a)(ii), respectively, which estimated values shall be subject to adjustment following the Closing in accordance with Section 3.03(b).

Section 3.02 Franchise Documents. Subject to WII’s prior receipt of a duly-executed Receipt of the current Wendy’s International, Inc. Franchise Disclosure Document from Purchaser and Guarantor, Seller will, prior to the Closing, deliver to Purchaser and Guarantor a copy of the Wendy’s International, Inc. Unit Franchise Agreement, in its current form, for each Restaurant, including all addenda thereto (collectively and together with the Letter of Agreement and the Development Agreement, the “Franchise Documents”).

Section 3.03 Apportionments.

(a) On the Closing Date and as of the Effective Time, Purchaser and Seller shall apportion the following obligations, expenses and prepayments with respect to the Owned Real Property, Leased Real Property, Business and Assets (subject to subsequent adjustment pursuant to Section 3.03(b)):

(i) the ad valorem taxes, assessments and fees (collectively, the “Real Property Taxes”) on such tax-year or fiscal-year basis or other period, as the case may be, as such Real Property Taxes may be levied or assessed, estimated on the basis of the last available tax bill;

(ii) if arrangements cannot be made for separate billing, any apportionable utility charges and any other charges that are properly apportionable in accordance with the terms of this Agreement;

(iii) prepayments under the Assigned Contracts assumed by Purchaser and any other prepayments exclusively related to the Restaurants; and

(iv) personal property taxes, if any.

(b) Not later than ninety (90) days following the Closing Date (or if such date is not a Business Day, the immediately-following Business Day), Seller shall prepare and furnish to Purchaser a reconciliation that shall set forth the actual Inventory and Special Item amounts as of the Effective Time and the proration of obligations, expenses and prepayments in respect of the Restaurants as of the Effective Time (including those contemplated by Section 3.03(a) above). Real Property Taxes and other taxes, and all other expenses and charges relating to the ownership and/or occupancy, as applicable, of the Owned Real Property, Leased Real Property and Assets, shall be shared on a pro rata basis in proportion to the period of ownership or occupancy of Seller, on the one hand, and Purchaser, on the other hand. Purchaser shall review such reconciliation and shall notify Seller of any objections to any amounts shown within fifteen (15) days after receipt. During such period, Seller shall provide Purchaser with all information reasonably necessary and available to Seller relating to the computation of the reconciliation and Seller will make reasonably available the employees of Seller responsible for and knowledgeable about the information used in, and the preparation of, the reconciliation. If such reconciliation provides that Purchaser owes Seller any amount, then Purchaser shall pay such amount shown as owed to Seller within thirty (30) days after the later to occur of (i) receipt by Purchaser of the reconciliation, or (ii) the resolution of all objections timely raised by Purchaser to the reconciliation. If such reconciliation provides that Seller owes Purchaser any amount, then Seller shall pay such amount shown as owed to Purchaser within thirty (30) days after the later to occur of (A) receipt by Purchaser of the reconciliation, or (B) the resolution of all objections timely raised by Purchaser to the reconciliation.

(c) In addition to the adjustments and payments contemplated above, Seller and Purchaser agree to make payments to each other on a timely basis with respect to amounts and adjustments not correctly ascertainable pursuant to Section 3.03(a) and Section 3.03(b) when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section 3.03 are ascertained.

Section 3.04 Development Costs.

(a) Within one hundred eighty (180) days following the Closing Date or, if later, the last Subsequent Closing, Seller shall prepare and furnish to Purchaser a calculation of the aggregate Development Costs for each of the Future Restaurants with supporting documentation in reasonable detail. If, within fifteen (15) days after receipt of Seller’s calculation, Purchaser does not notify Seller as set forth in the following sentence, such calculation shall be final and binding on the Parties. During such period, Seller shall provide Purchaser with all information reasonably necessary and available to Seller relating to the computation of the Development Costs and Seller will make reasonably available the employees of Seller responsible for and knowledgeable about the information used in, and the preparation of, such computation of the Development Costs. If, within fifteen (15) days after receipt of Seller’s calculation, Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in Seller’s calculation, Purchaser and Seller shall seek in good faith to resolve such objections and to reach agreement in writing on the calculation. If any such objections are not so resolved (the “Unresolved Objections”) within thirty (30) days after Seller’s receipt of Purchaser’s notice of objection, either Seller or Purchaser may submit the Unresolved Objections to an independent accounting firm mutually agreed upon by Seller and Purchaser (the “Accounting Firm”) for resolution, which resolution will be final and binding on the Parties. The scope of the review by the Accounting Firm shall be limited to a determination of the Unresolved Objections and a determination as to what, if any, adjustments are required to be made to the calculation based upon the determination of such Unresolved Objections. The Accounting Firm is not to make or be asked to make any determination other than as set forth in the previous sentence. Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Objections. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.04(a) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to those matters submitted to the Accounting Firm that are resolved against that Party, as such fees and expenses are allocated by the Accounting Firm pursuant to the foregoing.

(b) Within five (5) days following the determination of the final calculation of the Development Costs pursuant to Section 3.04(a) (whether by failure of Purchaser to object within the applicable 15-day period, by mutual agreement of the Parties or by determination of the Accounting Firm, as applicable), if (i) the aggregated Development Costs reflected in such final calculation exceed the aggregate amount of the estimated Development Costs set forth in Section 2.05(a)(v)(A) and Section 2.05(a)(v)(B), then Purchaser shall pay an amount equal to such excess to Seller or (ii) the aggregated Development Costs reflected in such final calculation are less than the aggregate amount of the estimated Development Costs set forth in Section 2.05(a)(v)(A) and Section 2.05(a)(v)(B), then Seller shall pay an amount equal to such shortfall to Purchaser.

Section 3.05 Cash and Cash Equivalents.

(a) On the Closing Date, Seller shall cause all cash in the Cash Safes to be removed from the Restaurants. Purchaser shall not withdraw or remove any cash from any such Cash Safe until Seller has caused such cash to be collected from the Cash Safes. Purchaser shall reasonably cooperate with Seller and its Representatives to facilitate such collection. For the avoidance of doubt, all such cash in the Cash Safes as of the Effective Time shall remain the property of Seller and Seller shall bear the risk of loss with respect to such cash prior to removal from the Cash Safes except to the extent caused or arising from the negligence or misconduct of Purchaser or its agents or Representatives.

(b) With respect to any coupons, gift certificates and gift cards issued for use at the Restaurants in the ordinary course of business prior to the Effective Time, Purchaser shall honor all such coupons, gift certificates and gift cards presented for payment at the Restaurants. Following the Effective Time, Purchaser will be required, pursuant to the Franchise Documents, to participate in Seller’s gift card program.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the corresponding schedules attached hereto (it being understood and agreed by the Parties that disclosure of any item in any such schedule shall be deemed disclosed with respect to each other such schedule to which the relevance of such item is reasonably apparent on the face of such schedule), Seller hereby represents and warrants to Purchaser the following, as of the date of this Agreement and as of the Closing Date:

Section 4.01 Corporate Organization. Seller and WII are corporations duly incorporated and in good standing under the Laws of the State of Ohio, and Seller is duly qualified and authorized to do business as a foreign corporation in good standing in the states of Kansas and Missouri.

Section 4.02 Authority. Seller has full power and authority, in accordance with its articles of incorporation and other organizational documents, to conduct the Business as it is now being conducted, and each of Seller and WII have full power and authority to enter into and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate action on the part of Seller and WII necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the performance of all obligations of Seller and WII hereunder and thereunder, as applicable, has been duly taken.

Section 4.03 Validity. This Agreement has been, and the other Transaction Agreements to which Seller or WII is a party when executed and delivered by Seller or WII, as the case may be, will be, duly executed and delivered by such Person and, assuming the due execution and delivery of such agreements by the other parties thereto, constitute the legal, valid and binding obligations of such Person enforceable in accordance with their respective terms subject to any bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or limiting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.04 No Defaults. Except as set forth in Schedule 4.04, neither the execution, delivery and performance of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) violate any provision of the articles of incorporation or other organizational documents of Seller or WII; (b) violate, or conflict with, or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any material Contract to which Seller or WII is a party or by which it or any of the Assets may be bound; (c) violate any Law applicable to either Seller or WII or any of the Assets; (d) require any notice to, filing with, or authorization, consent or approval of any Governmental Authority to be made or obtained by Seller prior to the Closing Date that would individually, or in the aggregate, have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby if not made or obtained; or (e) result in the creation of any Lien on any Asset other than Permitted Liens. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required by Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Title to Assets. Seller either has good and valid title to, or as of the Closing will have good and valid title to, all of the Assets, free and clear of any Liens except Permitted Liens. As of the Effective Time, Seller will convey to Purchaser the Assets free and clear of all Liens except for Permitted Liens. Seller has marketable title to all of the Owned Real Property free and clear of all Liens except for Permitted Liens. Seller is the lessee under each of the Real Property Leases and has a valid leasehold interest in the property subject to each of the Real Property Leases, free and clear of all Liens except for Permitted Liens. Except for the Retained Assets, the Assets, the Owned Real Property and the Leased Real Property constitute all of the properties and assets used in or necessary for the Business.

Section 4.06 Assigned Contracts and Real Property Leases. With respect to each Assigned Contract and Real Property Lease, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (a) each such Assigned Contract and Real Property Lease is a valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, each other party thereto, in accordance with its terms and is in full force and effect, and (b) Seller is not, and, to the Knowledge of Seller, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in such Assigned Contract or Real Property Lease. To the Knowledge of Seller, no event or occurrence has transpired that, with the passage of time or giving of notice or both, will constitute a material default under any Assigned Contract or Real Property Lease. At the time of the Closing, Seller shall have made all payments and performed all obligations due through the Closing Date under each Assigned Contract and Real Property Lease. Seller has provided Purchaser with a true and correct copy of each Assigned Contract and Real Property Lease, including any amendments, extensions and renewals thereof.

Section 4.07 Permits. As of the date hereof, Seller has all material Permits as are necessary to conduct the Business as presently conducted and Seller will provide to Purchaser prior to the Closing a list of all Permits held by Seller with respect to the Business. All such Permits are valid and in full force and effect. Seller is in material compliance with all such Permits. Seller is not the subject of any pending or, to the Knowledge of Seller, threatened action seeking the revocation, suspension, termination or material modification or impairment of any such Permits.

Section 4.08 Compliance with Applicable Law. Seller has received no written notices or communications that (a) it is not presently in compliance in all material respects with all Laws applicable to the Business including those relating to zoning, health, safety, and employment, or (b) the present operation of the Restaurants violates any such Laws in any material respect. To the Knowledge of Seller, Seller is in compliance in all material respects with all Laws applicable to Seller’s operation of the Restaurants or ownership or use of the Assets. Restaurants built by Seller on or after July 1, 1991 were built in compliance with the American Disabilities Act of 1990, as of the date of completion of construction.

Section 4.09 Litigation. Except as may be set forth in Schedule 4.09, as of the date hereof, no Action is pending or, to the Knowledge of Seller, threatened against Seller in connection with the Business that, if adversely determined, would have a material adverse effect on the Business. Except as may be set forth in Schedule 4.09, as of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller relating to the Business that are not covered by insurance or as to which an insurer has reserved any right to deny coverage.

Section 4.10 Environmental Matters. Except as disclosed in the Environmental Reports and to the Knowledge of Seller:

(b) No above-ground or underground petroleum or chemical storage tanks or above-ground or underground storage facilities or septic systems are located under the Restaurants;

(c) No contaminant, industrial waste, pollutant, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the Restaurants by the Seller in conducting its business, or discharged at any time by the Seller directly or indirectly into the environment in violation of any Law, or into any sanitary sewer connection or treatment system except in conformity with requirements of all applicable Law and valid Permits;

(d) With respect to the Restaurants, the Seller has not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable Law, nor has it been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operations of the Seller;

(e) Seller has provided to Purchaser true and correct copies of all environmental assessment reports (including any Phase I or Phase II reports) and any other environmental reports, analyses, studies, Orders, Permits or agency correspondence in the possession or control of Seller and its Affiliates relating to the environmental condition of the Restaurants, the Owned Real Property and the Leased Real Property (collectively, “Environmental Reports”); and

(f) The term “pollutant” means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C. §1251, et seq., or the Clean Air Act, 42 U.S.C. §7401, et seq., or regulations promulgated thereunder. The term “toxic or hazardous waste” means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., or regulations promulgated thereunder, or under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by any applicable state or local Law as a hazardous waste.

(g) Purchaser acknowledges and agrees that the Environmental Reports were provided by third parties and Seller does not represent or warrant the accuracy or completeness of the information contained in the Environmental Reports.

Section 4.11 Real Property. To the Knowledge of Seller:

(b) All improvements on the Owned Real Property and the Leased Real Property conform in all material respects to all applicable laws and use restrictions, and the property is zoned for the various purposes for which the Owned Real Properties and Leased Real Properties are presently being used;

(c) Seller has not received any written notice within the past two years (a) that any improvement on the Owned Real Property or Leased Real Property violates any applicable law, use restriction or zoning code or (b) of any pending condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Owned Real Property or Leased Real Property;

(d) No Owned Real Property or Leased Real Property is subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a Lien upon an Owned Real Property or Leased Real Property; and

(e) Each Leased Real Property and Owned Real Property has the necessary utilities for the operation of the Business and has suitable direct or indirect access to public roads.

Section 4.12 Financial Information. The financial information for the Restaurants for 2012 and the trailing twelve (12) month period ended April 30, 2013 previously delivered by Seller to Purchaser (a) has been maintained and prepared in substantially the same manner as the financial information for the other restaurants owned and operated by Seller and its Affiliates in the United States and (b) is accurate in all material respects. Since December 30, 2012, none of the Restaurants has suffered any material adverse change in its financial condition or results of operations (such determination shall exclude any adverse effect to the extent resulting from (i) changes in the United States or global economy generally or capital or financial markets generally, including commodity prices, (ii) changes in political conditions generally of the United States, (iii) changes or conditions generally affecting the United States quick service restaurant industry and (iv) changes in applicable Law or changes in the interpretation or enforcement thereof).

Section 4.13 Taxes. Seller has filed or will file when due, and will remit all taxes due on such filing date or subsequent to but related to such filing date, all federal, state and local income, franchise, sales, use, payroll, excise, business, property, and license tax returns required by law to be filed by Seller with respect to the operation of the Business or the ownership and use of the Assets for all periods prior to the Effective Time.

Section 4.14 Severance Benefits. Except as set forth in Schedule 4.14, Seller does not have any plans, programs, agreements or arrangements pursuant to which it is required to make severance payments or provide severance benefits to any Employee.

Section 4.15 Brokers and Finders. Neither Seller nor any of its Representatives has taken any action with respect to any broker or finder that would give rise to any liability on the part of Purchaser or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement that would give rise to any liability on the part of Purchaser or any claim with respect to any of the Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR

Except as disclosed in the corresponding schedules attached hereto (it being understood and agreed by the Parties that disclosure of any item in any such schedule shall be deemed disclosed with respect to each other such schedule to which the relevance of such item is reasonably apparent on the face of such schedule), Purchaser and Guarantor, jointly and severally, hereby represent and warrant to Seller the following, as of the date of this Agreement and as of the Closing Date:

Section 5.01 Corporate Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Kansas, and is duly qualified and authorized to do business as a foreign corporation in good standing in the state of Missouri.

Section 5.02 Authority. Purchaser has full power and authority, in accordance with its articles of incorporation and other organizational documents, to carry out its business as presently conducted, to enter into and perform its obligations under this Agreement and the other Transaction Agreements and to carry out the transactions contemplated hereby and thereby. All corporate actions on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements and the performance of all obligations of Purchaser hereunder and thereunder have been duly taken. Guarantor has full power and authority, in accordance with its articles of incorporation and other organizational documents, to enter into, consummate and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby.

Section 5.03 Validity. This Agreement has been, and the other Transaction Agreements will be, when executed and delivered by Purchaser and Guarantor, as applicable, duly executed and delivered by Purchaser and Guarantor and, assuming the due execution and delivery of such agreements by the other parties thereto, constitute the legal, valid and binding obligations of Purchaser and Guarantor enforceable in accordance with their respective terms subject to any bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or limiting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.04 No Defaults. Except as set forth in Schedule 5.04, neither the execution, delivery and performance of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) violate any provision of the articles of incorporation or other organizational documents of Purchaser and/or Guarantor; (b) violate, or conflict with, or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any Contract to which Purchaser and/or Guarantor is a party or by which Purchaser, Guarantor or any of their respective assets may be bound; or (c) violate any Law applicable to Purchaser, Guarantor or any of their respective assets.

Section 5.05 Financial Capabilities. On the date hereof Guarantor has, and on the Closing Date Purchaser will have, sufficient funds to pay the Closing Amount, the TAF and the Development Fee due at the Closing in accordance with Section 2.05.

Section 5.06 Brokers and Finders. Neither Purchaser nor Guarantor nor any of their respective Representatives has taken any action with respect to any broker or finder that would give rise to any liability on the part of Seller or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement or the agreements contemplated hereby that would give rise to any liability on the part of Seller.

Section 5.07 Consents and Approvals. Except for registrations and approvals required in order for Purchaser to conduct business at the Restaurants following the Effective Time, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required by Purchaser or Guarantor in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby. Purchaser holds (or at the Closing will hold) all sales tax certificates of authority and other tax registration and certificates required to collect and remit sales tax in connection with the operation of the Restaurants.

Section 5.08 Seller Disclosure. Neither Purchaser nor Guarantor has received or relied upon any representation, warranty or guarantee, whether oral or written or express or implied, as to the potential value, volume, profits or success of the Business or any Restaurant. Purchaser and Guarantor have previously received from Seller a copy of the current Wendy’s International, Inc. Franchise Disclosure Document with a receipt attached thereto and Purchaser has signed, dated and delivered to WII such receipt.

Section 5.09 Knowledge. To the Knowledge of Purchaser, there are no facts or circumstances relating to Purchaser or Guarantor that would materially adversely affect the ability of Purchaser or Guarantor to perform their respective obligations under this Agreement or the other Transaction Agreements.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01 Inspection; Condition of Assets.

(a) Not later than ten (10) Business Days prior to the Closing Date, Seller shall make each of the Restaurants available to Purchaser or Purchaser’s Representatives for Purchaser’s reasonable inspection. Such inspections shall occur on such dates and at such times as Purchaser and Seller may reasonably agree and shall be conducted in a manner such that it does not interfere with the conduct of the Business. Seller may, in its sole discretion, have a Representative of Seller accompany Purchaser or Purchaser’s Representatives during any such inspection. Purchaser and Guarantor agree to, jointly and severally, indemnify and hold Seller harmless from and against any and all Liabilities or Damages resulting from acts of negligence or misconduct in connection with Purchaser’s or Purchaser’s Representatives’ entry into the Restaurants as provided herein.

(b) In the event that, upon Purchaser’s inspection of any Restaurant, Purchaser determines that there is any material deficiency with respect to the operating condition of the Assets located at such Restaurant (other than any such deficiencies identified in the facility assessment reports referenced in Section 6.14(a)), Purchaser shall provide written notice of the alleged deficiencies to Seller within two (2) Business Days of the date of such inspection. If Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of repairing or replacing the deficient Assets that are located at a particular Restaurant identified by Purchaser in such written notice would equal or exceed five thousand dollars ($5,000), Seller shall, in its sole discretion, (i) agree to either repair or replace any such deficient Assets, in which case Purchaser shall cooperate with Seller in such repair or replacement or (ii) reduce the Purchase Price to be paid by Purchaser by the reasonable cost of repairing or replacing such deficient Assets, as estimated by Seller. For the avoidance of doubt, (A) if Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of repairing or replacing the deficient Assets that are located at a particular Restaurant identified by Purchaser in such written notice would be less than five thousand dollars ($5,000), Seller shall not be responsible for repairing or replacing any such deficient Assets located at such Restaurant and (B) Seller shall not be responsible for repairing or replacing any deficient Assets identified in the facility assessment reports referenced in Section 6.14(a). Prior to the Effective Time, in the event that a local health department or other Governmental Authority determines in its inspection of any of the Restaurants that there is a deficiency in the kitchen or other area of a Restaurant that would prevent Purchaser from being permitted to open the subject Restaurant for business or require remediation within a specified period of time prior to or after the Closing, Seller shall pay the costs of correcting such deficiencies.

(c) Purchaser, at its sole cost and expense, may obtain a title opinion or other information concerning the status of title to the Owned Real Property and Leased Real Property. Not later than five (5) Business Days prior to the Closing Date, Purchaser may notify Seller in writing of any defects that render the title unacceptable (together with copies of all relevant documents related thereto). If Seller reasonably determines upon its receipt of such a written notice that the aggregate costs of correcting the defect with respect to any particular parcel of Owned Real Property or Leased Real Property identified by Purchaser in such written notice would equal or exceed five thousand dollars ($5,000), Seller may at its option: (i) agree to correct the defect, in which case Purchaser shall cooperate with Seller in obtaining said correction or (ii) reduce the Purchase Price by the reasonable cost of correcting the defect. If Purchaser fails to notify Seller of any claimed title defects by the date set forth above, Purchaser shall be deemed to have approved title. Purchaser shall pay the cost of all searches, title examinations, and title opinions. Purchaser shall have no rights under this Section 6.01(c) unless the amount required to correct the defect with respect to any particular parcel of Owned Real Property or Leased Real Property, as reasonably determined by Seller, equals or exceeds five thousand dollars ($5,000).

(d) Prior to the Closing, Purchaser and its Representatives may, at Purchaser’s sole cost and expense, cause Phase I environmental assessments to be performed with respect to the Owned Real Property and, with the prior written consent of the applicable landlord to the extent required under the applicable Real Property Lease, the Leased Real Property (including any improvements thereon), and Seller shall reasonably cooperate with such environmental assessments, provided that (i) Purchaser and its Representatives shall not engage in any soil or other physical testing without the prior written consent of Seller and the respective landlord of the Leased Real Property and (ii) Purchaser does not interfere with the conduct of the Business in conducting such assessments. Purchaser will provide written notice to Seller at least three (3) Business Days in advance of any entry on any Owned Real Property or Leased Real Property by any environmental consultant retained by Purchaser and Seller may, in its sole discretion, have a Representative of Seller accompany such environmental consultant during any such inspection. Purchaser and Guarantor agree to, jointly and severally, indemnify and hold Seller harmless from and against any and all Liabilities or Damages resulting from acts of negligence or misconduct of Purchaser or Purchaser’s Representatives in performing such assessments.

(e) The damage or destruction of any Restaurant operated by Seller before the Closing will not affect Purchaser’s obligation to close the transactions contemplated by this Agreement. Subject to the requirements of any applicable Real Property Lease, at Seller’s sole determination, Seller shall elect to either (i) repair the damage, (ii) not repair the damages and provide a credit to Purchaser at the Closing of an amount equal to the sum of the reasonable cost (as agreed by Purchaser and Seller) of repairing or restoring the damaged or destroyed Restaurant to substantially the same condition as immediately before the damage or destruction (the “Replacement Cost”), (iii) remove the applicable restaurant(s) from the list of Existing Restaurants and revise the Purchase Price accordingly or (iv) to the extent the damage or destruction is covered by insurance, elect not to repair the damages and provide Purchaser with the insurance proceeds (plus the deductible amount, as applicable (not to exceed, in total, the Replacement Cost)), if any, received by Seller as compensation for such damage or destruction.

(f) EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT THE ASSETS ARE BEING CONVEYED AND SOLD ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS IN RELIANCE ON PURCHASER’S AND GUARANTOR’S OWN INSPECTIONS AND EXAMINATIONS. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, DIRECT OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE BUSINESS, THE RESTAURANTS, THE OWNED REAL PROPERTY, THE LEASED REAL PROPERTY OR THE ASSETS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHER, PURCHASER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT NEITHER PURCHASER NOR GUARANTOR HAS RELIED UPON ANY REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED, INCLUDING FOR A PARTICULAR USE OR PURPOSE AND MERCHANTABILITY) REGARDING THE CONDITION (FINANCIAL OR OTHERWISE) OF THE BUSINESS, THE RESTAURANTS, THE OWNED REAL PROPERTY, THE LEASED REAL PROPERTY OR THE ASSETS, EXCEPT IN EACH CASE FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE IV OF THIS AGREEMENT. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE IV OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

Section 6.02 Transfer Fees. All sales, transfer, recording, escrow, filing and similar taxes and fees (including any penalties or interest), excluding income, capital gains and similar taxes, incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Fees”) shall be borne by Purchaser. Purchaser shall timely remit to the appropriate Governmental Authority all Transfer Fees, including any sales or transfer tax that may be due at the Closing. The Parties will use commercially reasonable efforts to assist each other in the filing of all necessary tax returns and other documentation with respect to all such Transfer Fees and, if required by applicable Law, will join in the execution of any such tax returns or other documentation. If any Transfer Fees are based on the amount of the Purchase Price or an allocation of the Purchase Price and the Purchase Price or allocation thereof is adjusted after the Closing pursuant to the terms hereof, such Transfer Fees shall be recalculated using the adjusted amounts and Purchaser shall file any required amendments or other documents with the applicable Governmental Authority and, if additional Transfer Fees are due, Purchaser shall timely remit such additional Transfer Fees to such Governmental Authority. Promptly upon the remittance of any Transfer Fees to the applicable Governmental Authority, Purchaser shall provide evidence to Seller reasonably satisfactory to Seller that such Transfer Fees were properly and timely remitted.

Section 6.03 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 6.04 Notices. Between the date hereof and the Closing Date, each Party shall promptly inform the other Parties in writing of the occurrence of any events or the existence of any circumstances, the effect of which would constitute a breach by such Party of any of its covenants or agreements in this Agreement, or which would result in any of its representations or warranties in this Agreement being or becoming untrue or inaccurate.

Section 6.05 Utilities. Prior to the Closing, Seller and Purchaser shall (i) notify those utility companies that service the Restaurants that Purchaser shall be responsible for the payment of any and all obligations related to such utility services incurred from and after the Effective Time and (ii) to the extent practicable, cause meters to be read as of the Effective Time (or as soon as reasonably practicable thereafter). Telephone service, if any, for the Restaurants shall be terminated or transferred to Purchaser’s account by Purchaser, with Seller’s assistance, as of the Effective Time. Seller’s agreement for long-distance telephone service is not transferable and Purchaser shall be responsible for making its own arrangements for long-distance telephone service following the Effective Time.

Section 6.06 Cash Safes. Seller and/or one or more of its Affiliates is currently a party to an agreement with Dunbar Armored, Inc. and/or one or more of its Affiliates (collectively, the “Armored Car Service Provider”) pursuant to which the Armored Car Service Provider leases to Seller the cash safes located at the Restaurants (the “Cash Safes”) and provides certain cash collection services with respect to the Restaurants (such agreement, the “Cash Services Agreement”). At or prior to the Closing and effective as of the Effective Time, Purchaser shall enter into such agreements and provide such other documentation as may be reasonably requested or required by the Armored Car Service Provider in order for Purchaser to assume Seller’s and/or its Affiliates’ rights and obligations arising from and after the Effective Time under such Cash Services Agreement, in each case to the extent related to the operation of the Restaurants from and after the Effective Time. If Purchaser fails to assume such rights and obligations, the Armored Car Service Provider shall be entitled to remove the Cash Safes and Purchaser shall reimburse Seller for the costs and fees charged for such removal and the termination of the Cash Services Agreement between Seller and/or one or more of its Affiliates and the Armored Car Service Provider with respect to the Restaurants.

Section 6.07 Conduct of Business Pending the Effective Time. Seller agrees that from the date hereof until the Effective Time, unless (i) otherwise consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (ii) contemplated or permitted by this Agreement or (iii) necessary or appropriate in connection with the development of the Future Restaurants, Seller (a) shall conduct the Business (I) in substantially the same manner as heretofore conducted and (II) in the ordinary course of business consistent with past practice and (b) shall not dispose of or remove any Assets other than (A) sales of Inventory or (B) in the ordinary course of business and consistent with past practice and (c) shall not enter into any Contracts relating exclusively to the Restaurants except in the ordinary course of business and consistent with past practice.

Section 6.08 Computer/POS Systems.

(a) The application software and programs and wireless network software utilized in any POS system, MWS or TWS located in the Restaurants are licensed to Seller and shall not be transferred to Purchaser. Subject to Section 6.08(g), following the Effective Time, Seller and/or one or more of its Affiliates will provide, or shall cause to be provided, certain support services to Purchaser for the POS systems, MWS and/or TWS located in the Restaurants as of the Effective Time that were provided to the Restaurants in the ordinary course of business prior to the Effective Time (the “Transition Services”), including the following support services for the POS systems: (i) those services provided by Seller’s customer support center in the ordinary course of business prior to the Effective Time; (ii) daily polling of the POS system and preparation of applicable store-level reports (such reports are for individual restaurants); and (iii) implementation of price changes and, to the extent that the applicable product is authorized by Seller to be sold in the applicable Restaurant, product changes specifically requested by Purchaser in writing. With respect to the implementation of such price and product changes, Seller shall use commercially reasonable efforts to implement such changes as promptly as reasonably practicable (taking into consideration the number and scope of changes requested, the number of Restaurants impacted by the change, the availability of Seller’s internal resources and other price and product changes then being implemented by Seller with respect to other System Restaurants).

(b) For the avoidance of doubt, the Transition Services shall not include (i) batteries, expendable POS attachments and other supplies, (ii) reconfiguration of the layouts of, or the addition of any optional or new items to, any POS system, (iii) the preparation of payroll, inventory or weekly profit and loss statements, (iv) any hardware or software maintenance services. Purchaser is responsible for contracting with its own maintenance service providers as of the Effective Time to replace any maintenance or other related support that may currently be provided to the Restaurants or (v) access and reports of sales and time cards for multiple restaurants (e.g., reports that aggregate the information of several restaurants). Further, warranties and/or service agreements for the maintenance of Equipment (including the cash register system, coin changer, time clock, outside display board and drive-thru audio system) located in the Restaurants will not be transferred hereunder or provided or made available as a Transition Service. Purchaser will be responsible for making arrangements to replace these agreements.

(c) The Transition Services shall be provided by Seller and its Affiliates in accordance with substantially-similar levels of care, diligence and frequency as Seller and its Affiliates use to perform similar services for their own businesses. Seller may, from time to time and without notice to Purchaser, supplement, modify, substitute or otherwise alter the Transition Services provided by it. Purchaser shall promptly reimburse Seller for any out-of-pocket costs or expenses incurred by Seller or its Affiliates in connection with providing any Transition Services or in connection with the termination thereof.

(d) In the event that Seller or its Affiliates is wholly or partially prevented from, or delayed in, providing one or more Transition Services or any such Transition Services are interrupted or suspended by an act of nature, fire, explosion, accident, embargo, epidemic, war, act of terrorism, nuclear disaster, labor strike, work stoppage, civil unrest or riot or disruption of internet access or any other cause beyond its reasonable control, Seller shall not be obligated to deliver the affected Transition Services during such period. Notwithstanding anything to the contrary in this Section 6.08, in no event shall Seller or any of its Affiliates be required to provide any Transition Services hereunder if and to the extent that Seller reasonably determines that the provision of such Transition Services would violate the terms of any Contract or any applicable Law.

(e) In connection with its receipt of Transition Services, Purchaser shall, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to, comply with any applicable policies and procedures established by Seller, from time to time, including its security policies, procedures and requirements. In furtherance of the foregoing, Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, (i) allow any Person that has not been specifically authorized by Seller to access Seller’s or its Affiliates’ computer systems, software or data (collectively, “Seller’s IT”), (ii) engage in any unauthorized access to, or destruction or alteration of, Seller’s IT or any activity reasonably expected to lead to the foregoing, or (iii) circumvent or attempt to circumvent Seller’s security policies, procedures or requirements.

(f) With respect to each Existing Restaurant, no later than ninety (90) days following the Closing Date, Purchaser shall cause to be installed and begin utilizing NCR Aloha POS software supplied by NCR Corporation in the POS system. With respect to each Future Restaurant, upon the closing of each Future Restaurant, Purchaser shall begin utilizing NCR Aloha POS software supplied NCR Corporation in the POS system.

(g) If not sooner terminated in accordance with this Section 6.09(g), the Transition Services for a particular Restaurant will terminate six (6) months following the Closing Date. Purchaser may earlier terminate all, but not less than all, of the Transition Services provided with respect to a particular Restaurant by providing not less than thirty (30) days’ written notice to Seller. Seller may immediately terminate all or any portion of the Transition Services provided with respect to any or all of the Restaurants if Purchaser has materially breached any of its covenants or agreements under Section 6.08(e). Upon the termination of all or any portion of the Transition Services provided with respect to a particular Restaurant for any reason, Purchaser shall promptly cause all software, programs and systems owned by or licensed to Seller or its Affiliates that were made available to Purchaser as part of such terminated Transition Services provided with respect to such Restaurant to be de-installed or de-capacitated.

(h) Notwithstanding anything to the contrary contained herein, as of the Effective Time Purchaser shall comply at its sole cost and expense with all federal, state and local Laws applicable to the disposal or recycling of hardware that may contain hazardous or toxic materials.

(i) Seller will notify its processing agents for credit card, debit card and gift card transactions (“Electronic Transactions”) of the change in ownership of the Restaurants. Following the Effective Time and until such time as Purchaser replaces the software utilized in the POS systems at a Restaurant, (i) the integrated credit card terminals, if any, included in such POS systems may not be utilized by Purchaser to process Electronic Transactions, and (ii) in order to process such Electronic Transactions, Purchaser shall be required to (A) install and maintain stand-alone credit card terminals at each of the Restaurants and (B) make arrangements with its own processing agent to begin processing such Electronic Transactions from and after the Effective Time.

Section 6.09 Soft Drink Supply Arrangements.

(a) Coca-Cola North America (“CCNA”), a division of The Coca-Cola Company, or an Affiliate thereof owns the post-mix dispensing equipment located at the Restaurants listed on Schedule 6.09(a). Such equipment may include the dispenser unit, bag-in-box pumps, racks, carbonators, regulators, lines and fittings. Purchaser must either reach an agreement with the Coca-Cola distributor in the area to lease or purchase the equipment or make arrangements to replace the post-mix dispensing equipment prior to the Effective Time. Purchaser acknowledges the requirement to serve Coca-Cola products in the Restaurants. For the avoidance of doubt, Purchaser shall reimburse Seller for any and all costs and fees charged by CCNA in connection with the termination of any lease between Seller, CCNA and/or one or more of their respective Affiliates for the post-mix dispensing equipment located in the Restaurants; provided that such costs are disclosed on Schedule 6.09(a).

(b) CCNA or an Affiliate thereof may have provided funding for the menu boards and combo menu boards (collectively the “Menu Boards”) located at the Restaurants. Any obligations or liabilities that arise from and after the Effective Time and that are owed from Seller to CCNA related to the Menu Boards at the Restaurants, including any obligations for unearned or unamortized menu board funding amounts, shall be included in the

Assumed Liabilities and shall be assumed by Purchaser effective as of the Effective Time. Promptly after the Closing, (i) upon the request of CCNA, Purchaser shall execute appropriate documentation prepared by CCNA to reflect such assumption by Purchaser and (ii) if Purchaser is not already a party to a marketing agreement with CCNA, Purchaser shall enter into a beverage marketing agreement with CCNA.

(c) CCNA or an Affiliate thereof and Dr Pepper Snapple Group or an Affiliate thereof may have provided advances to Seller based upon the expected volume of Coca- Cola products and Dr Pepper products, respectively, to be purchased in the operation of the Restaurants during the current calendar year. In connection with the reconciliation to be prepared by Seller pursuant to Section 3.03(b), Seller will (i) calculate the amount of such advances that remain unearned as of the Effective Time based upon (A) the purchase of such products prior to the Effective Time in connection with the operation of the Restaurants and (B) the pro rata portion of any fair share charges or similar fees or any related reimbursement payments due to or from CCNA or an Affiliate thereof or Dr Pepper Snapple Group or an Affiliate thereof, as applicable, based upon the portion of the calendar year during which the Restaurants were operated by Seller, and (ii) remit an amount equal to such unearned advances to Purchaser in accordance with Section 3.03(b) (provided that, if Seller has earned more than any such advances, an amount equal to such excess shall be due to Seller from Purchaser in accordance with Section 3.03(b)). Purchaser acknowledges and agrees that any obligations or liabilities to CCNA or an Affiliate thereof or Dr Pepper Snapple Group or an Affiliate thereof in respect of such unearned advances or such fair share charges or similar fees shall be assumed by Purchaser as of the Effective Time and shall be included in the Assumed Liabilities.

Section 6.10 Insurance. Prior to the Closing Date, Purchaser shall procure and maintain in full force and effect in accordance with the terms and conditions of the Franchise Documents, at Purchaser’s expense, the following insurance policy or policies in connection with the Restaurants, or by reason of the construction, operation or occupancy of the Restaurants. Such policy or policies shall be written by an insurance company or companies reasonably satisfactory to Seller and shall include, at a minimum, the following:

(a) Comprehensive general liability insurance including contractual liability;

(b) All-risk property insurance with full replacement-cost limits that are sufficient to satisfy any co-insurance clause contained in the policy;

(c) Business automobile liability insurance, including bodily injury and property damage coverage for all owned, non-owned and hired vehicles;

(d) Product liability coverage;

(e) Commercial umbrella liability insurance; and

(f) Statutory workers’ compensation insurance and employer’s liability insurance, as well as such other disability-benefits-type insurance as may be required by applicable Law in the jurisdictions in which the Business Locations are located.

Purchaser shall provide to Seller at the Closing one or more certificates (the “Insurance Certificate”) evidencing the insurance specified in this Section 6.10 and, with respect to occurrences occurring after the Effective Time, naming Seller and each of its Affiliates, directors, agents, and employees (as may be specified by Seller) as additional insureds and, in the case of property insurance, such parties shall be named as their interest may appear. All Insurance Certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given to Seller in the event of material alteration to, or cancellation of, or non-renewal of the coverages evidenced by such Insurance Certificates.

Section 6.11 Efforts to Complete Transaction. After the date hereof until the Effective Time, subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII and Article IX of this Agreement).

Section 6.12 Brand Initiatives. Purchaser and Guarantor acknowledge that they support Seller’s current “A Cut Above” positioning and related brand-building initiatives and that, in their operation of the Restaurants, as well as their operation of any other System Restaurants now or hereafter owned or operated, in whole or in part, by Purchaser or Guarantor, Purchaser and Guarantor shall align with Seller in such matters and shall act in a manner consistent with such initiatives, including with respect to their participation in The Wendy’s National Advertising Program, Inc. and in their capacity as a member of Quality Supply Chain Co-op, Inc. and/or any local advertising cooperatives, to the extent applicable.

Section 6.13 Misdirected Payments. To the extent that, after the Effective Time, either Purchaser or Seller shall receive any payments from any third parties (other than the Parties hereto or their respective Affiliates) relating to the Business and attributable to the period prior to (in the case of receipt by Purchaser) or after (in the case of receipt by Seller) the Effective Time, the Party receiving the same shall promptly make delivery thereof to the applicable Party entitled to such payment.

Section 6.14 Facility Assessment Reports Obligations; Image Activation. Following the Effective Time, in addition to any other work required to be performed under the Franchise Documents, Purchaser, at its own cost and expense, shall, in accordance with the terms and conditions of the Letter of Agreement and the other Franchise Documents:

(a) cause all of the repair and image and equipment upgrade requirements reflected in the facility assessment reports for each of the Existing Restaurants, the cover pages of which are attached as Schedule 6.14, to be made or performed to the reasonable satisfaction of Seller within the applicable time frames specified in such facility assessment reports; and

(b) implement and complete Image Activation (as defined in the Letter of Agreement) at each of the applicable twelve (12) Restaurants specified therein by the applicable required completion date specified for each such Restaurant in the Letter of Agreement. For the avoidance of doubt, no work to be performed under this Section 6.14 shall qualify under any franchise incentive programs.

Section 6.15 Non-Competition.

(a) Purchaser and Guarantor covenant, that without the prior written consent of Seller (which consent may be withheld for any or no reason), Purchaser and Guarantor shall not, during the period of any Purchaser Franchise Agreement and for period of two (2) years immediately following the termination or expiration of all such Purchaser Franchise Agreements for any reason, either directly or indirectly, for themselves or in conjunction with any Person or Persons:

(i) own, maintain, advise, help, invest in, make loans to, lease assets or properties to, operate, engage in, be employed by, have any interest in, participate in any capacity in, or be connected in any manner (by license arrangements, franchise arrangements or otherwise) with, any Competing Business; provided, however, that nothing in this subsection (i) shall prohibit Purchaser and Guarantor from (A) collectively owning less than two percent (2%) of any class of securities of any publicly-traded corporation conducting a Competing Business provided that such securities are held as a Passive Investment or (B) continuing to lease or sublease any assets or properties to a Competing Business that are being so leased or subleased as of the date hereof pursuant to an existing lease or sublease agreement;

(ii) sell, assign, transfer, lease or sublease, or otherwise grant possession of, any Restaurant or other System Restaurant that is or was owned or operated (whether in whole or in part or directly or indirectly) by Purchaser or Guarantor (collectively, a “Restricted Restaurant”), or any real estate or location on which a Restricted Restaurant is or was operated, to any Person that intends to, or could reasonably be expected to, utilize or facilitate the use of such restaurant, real estate or location to conduct a Competitive Business thereat; or

(iii) divert, solicit or hire away, or attempt to divert, solicit or hire away, any officer, director or employee of Seller or its Affiliates holding a restaurant manager position or above without the prior written consent of Seller during the term of such employment or for a period of twelve (12) months thereafter; provided that, this Section 6.15(a)(iii) shall not preclude Purchaser or Guarantor (or other Person) from conducting any general solicitation through a public medium or hiring any employee who (i) responds to such a general solicitation or (ii) contacts Purchaser or Guarantor (or other Person) directly on such individual’s own initiative.

(b) The non-compete restrictions and covenants contained in this Section 6.15 are in addition to, and independent of, any other non-compete restrictions and covenants contained in any of the Franchise Documents or in any other Purchaser Franchise Agreement.

(c) Without limitation to the obligations of the Parties under Section 12.14, if any Governmental Authority having jurisdiction over this Section 6.15 determines that any of the provisions of this Section 6.15 is unenforceable because of the duration or geographical or other scope of such provision, such competent authority shall have the power to reduce the duration or geographical or other scope, as the case may be, of such provision such that, in its reduced form, such provision shall then be enforceable.

(d) Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Section 6.15 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that, without the necessity of posting bonds or other undertaking, Seller shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.15 and to enforce specifically the terms and provisions of this Section 6.15, in addition to any other remedy to which Seller is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Section 6.15, neither Purchaser nor Guarantor shall allege that there is an adequate remedy at law and each of Purchaser and Guarantor hereby waives any defense or counterclaim based thereon. The Parties further agree that (i) by seeking any remedy provided in this Section 6.15, Seller shall not in any respect waive its right to seek any other form of relief that may be available to Seller under this Agreement and (ii) nothing in this Section 6.15 shall require Seller to institute any action for (or limit Seller’s right to institute any action for) specific performance under this Section 6.15 before exercising any other rights under this Agreement.

Section 6.16 Access to Information. From and after the Effective Time, Purchaser shall afford Seller and its Affiliates and their respective Representatives with reasonable access to all books and records, at reasonable times and on reasonable notice, relating to the Business or Assets as shall be necessary for Seller’s or its Affiliates’ preparation of any federal, state or local tax returns relevant to Seller’s operation of the Restaurants or ownership of the Business or Assets, in each case for any periods prior to the Effective Time.

Section 6.17 Bakery Good Purchases. For a period of not less than three (3) years following the Closing Date, Purchaser will purchase all bun and other bakery goods necessary to prepare all required and optional menu items at each Restaurant from Seller’s Affiliate, The New Bakery Co. of Ohio, Inc. (the “Bakery”) upon terms substantially similar to those provided to other WII franchisees. If the Bakery does not supply a particular bun or baked good necessary to prepare a required or optional menu item, Purchaser must purchase such bun or baked good from another supplier approved by WII.

Section 6.18 Business Financial Statements. The parties acknowledge that Purchaser is an indirect wholly-owned subsidiary of NPC Restaurant Holdings, LLC (“Parent”), which files reports with the Securities and Exchange Commission (“SEC”) in order to comply with its obligations under an indenture relating to outstanding debt securities, and that Parent may be required to file with the SEC financial statements and pro forma financial information relating to the operation of the Business prior to the Effective Time. In the event that Parent is required to file such financial statements and pro forma financial information with the SEC, (a) Seller shall reasonably cooperate with Parent, at Parent’s cost, in connection with Parent’s preparation and filing of such financial statements and pro forma financial information in a timely manner and (b) Seller shall afford Parent and its employees and advisors, including

Parent’s accountants, with access upon reasonable notice and during normal business hours to the applicable employees and advisors of the Seller and to the applicable books, papers, records and other documents of Seller relating to the Business that are reasonably necessary for the preparation of the required financial statements and financial information.

Section 6.19 Sublease Renewal. With respect to the Existing Restaurants identified as unit nos. 2183, 2189, 2203 and 2204 (collectively, the “Sublease Renewal Restaurants”), prior to the Closing, Seller shall use commercially reasonable efforts to obtain additional renewal options for each of the underlying leases on commercially reasonable terms so that the term (including renewal options) will be at least fifteen (15) years. With respect to each Sublease Renewal Restaurant, if Seller is unable to obtain at least a fifteen (15) year term (including renewal options), Seller and Purchaser agree to adjust the Purchase Price to reflect the difference between the actual term (including renewal options) of such Sublease Renewal Restaurant and a fifteen (15) year term (including renewal options). Any costs or expenses incurred by Seller in connection with obtaining any such renewal options shall be borne solely by Purchaser.

Section 6.20 Sublease Consents. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain duly-executed consents of the respective landlord for each Restaurants listed on Schedule 6.20. If Seller is unable to obtain any such consent, Seller and Purchaser shall enter into an alternative arrangement whereby Purchaser shall receive the economic benefit of the restaurant as if Purchaser were the subtenant under such property. Any costs or expenses incurred by Seller in connection with obtaining any such consents shall be borne solely by Purchaser.

Section 6.21 Leased Vehicle. Seller currently leases from Donlen Trust, a Delaware business trust (“Donlen”), the vehicle identified on Schedule 6.21 (the “Leased Vehicle”). Purchaser agrees to either (i) purchase the Leased Vehicle from Donlen or (ii) assume the lease from Seller or its Affiliate related to the Leased Vehicle, in either case effective as of the Closing Date. Purchaser agrees to indemnify, defend and hold harmless Seller and the other Seller Indemnified Parties from and against all Liabilities or other Damages asserted against, resulting to, imposed upon or incurred by Seller or any other Seller Indemnified Party by reason of or resulting from the ownership or use or operation of the Leased Vehicle by the Purchaser, its Affiliates or their respective Representatives from and after the Effective Time.

ARTICLE VII

EMPLOYEES

Section 7.01 Termination of Employees. At the Closing but effective as of the Effective Time, Seller will terminate (i) all employees of Seller then employed at the Restaurants and (ii) those employees of Seller listed on Schedule 7.01 (romanettes (i) and (ii), collectively, the “Employees”). Seller shall be responsible for (a) compliance with all applicable Law with respect to the employment or termination of all such Employees prior to the Effective Time and

(b) the employment-related obligations with respect to Employees prior to the Effective Time including worker’s compensation benefits with respect to injuries or incidents occurring prior to the Effective Time, any paid time-off and sick or vacation amounts due or granted by Seller to any Employees prior to the Effective Time as well as any amounts due to any Employees resulting from Seller’s existing 401(k) or stock plans; provided, however, that Purchaser shall reimburse Seller for any severance costs incurred by Seller or its Affiliates under the plans, programs, agreements or arrangements described in Schedule 4.14 as a result of the termination of any such Employees who are employed by Seller immediately prior to the Effective Time and who do not become Hired Employees. Seller agrees to pay all unused vacation benefits earned or accrued by Employees through the Effective Time. Seller will continue any employee benefit payment obligations for Employees who are on long-term disability leave of absence on the Closing Date in accordance with the terms of Seller’s policies. For a period of twenty-four (24) months after the Closing, Seller and its Affiliates will not solicit, divert or attempt to hire any Hired Employee then employed by Purchaser or its Affiliates; provided that, this sentence shall not preclude Seller and its Affiliates from soliciting from employment or hiring any Hired Employee who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Seller of its Affiliates or (ii) contacts Seller or its Affiliates directly on such individual’s own initiative.

Section 7.02 Hiring of Seller’s Employees. Prior to the Closing, Purchaser may offer employment, effective as of the Effective Time, to any or all Employees. All such offers of employment shall be pursuant to Purchaser’s standard employment practices and policies. Purchaser shall be responsible for compliance with applicable Law with respect to the hiring of such Employees and the subsequent employment of the Employees who accept employment with Purchaser (collectively, “Hired Employees”) and their qualified beneficiaries for whom a qualifying event occurs after the Effective Time (as such terms are defined in Section 4980B of the Internal Revenue Code of 1986, as amended). Purchaser shall be responsible for the employment-related obligations with respect to Hired Employees from and after the Effective Time, including compensation for services performed for Purchaser from and after the Effective Time (and related employment and withholding taxes), benefits accrued under any Purchaser-sponsored plan or arrangement of Purchaser covering the Hired Employees from and after the Effective Time and workers’ compensation benefits with respect to injuries or incidents occurring from and after the Effective Time.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller at its sole discretion.

Section 8.01 Representations and Warranties True. The representations and warranties of Purchaser and Guarantor contained herein (i) that are not qualified by “materiality” shall be true, complete and accurate in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true, complete and accurate in all material respects as of such date) and (ii) that are qualified by “materiality” shall be true, complete and accurate in all respects as of the date of this Agreement and at and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall be true, complete and accurate in all respects as of such date).

Section 8.02 Performance. Purchaser and Guarantor shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by Purchaser and/or Guarantor on or prior to the Closing Date.

Section 8.03 No Injunction, Etc. On the Closing Date, (a) there shall be no effective Order of any nature issued or threatened by a court or other Governmental Authority of competent jurisdiction directing that any of the transactions provided for herein may not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, and (b) no Action shall be pending before any such court or other Governmental Authority seeking such relief.

Section 8.04 Franchise Approval. WII shall have granted to Purchaser and Guarantor the franchise rights to operate the Restaurants, and Purchaser and Guarantor shall have satisfied all terms, conditions, and requirements pertaining to the granting of such franchise rights.

Section 8.05 Closing Deliverables. Seller or WII, as applicable, shall have received all of the deliverables described in Section 2.07 and Section 2.08.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser at its sole discretion:

Section 9.01 Representations and Warranties True. The representations and warranties of Seller contained herein (i) that are not qualified by “materiality” shall be true, complete and accurate in all material respects as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such date (other than representations and warranties made as of another stated date, which representations and warranties shall have been true, complete and accurate in all material respects as of such date) and (ii) that are qualified by “materiality” shall be true, complete and accurate in all respects as of the date of this Agreement and at and as of the Closing Date (other than representations and warranties made as of another stated date, which representations and warranties shall be true, complete and accurate in all respects as of such date).

Section 9.02 Performance. Seller shall have performed, delivered and complied with all agreements, obligations and conditions required by this Agreement to be performed, delivered or complied with by it on or prior to the Closing Date.

Section 9.03 No Injunction, Etc. On the Closing Date, (a) there shall be no effective Order of any nature issued or threatened by a court or other Governmental Authority of competent jurisdiction directing that any of the transactions provided for herein may not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, and (b) no Action shall be pending before any such court or other Governmental Authority seeking such relief.

Section 9.04 Franchise Approval. WII shall have granted to Purchaser and Guarantor the franchise rights to operate the Restaurants.

Section 9.05 Closing Deliverables. Purchaser shall have received all of the deliverables described in Section 2.06.

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.01 Survival. The representations, warranties, covenants and agreements made by the Parties in this Agreement shall survive the Closing to the extent provided for in this Section 10.01 (the applicable survival period, the “Survival Period”).

(a) All of the representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date except that (i) the representations and warranties contained in Section 4.01 (Corporate Organization), 4.02 (Authority), 4.03 (Validity), 4.05 (Title to Assets) and 4.15 (Brokers and Finders) shall survive indefinitely and (ii) the representations and warranties contained in Section 4.10 (Environmental Matters) and 4.13 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including, in the case of Section 4.13, any extension of the applicable statute of limitations pursuant to an audit by any taxing jurisdiction or authority).

(b) All of the representations and warranties of Purchaser and Guarantor contained in this Agreement shall survive until the expiration or termination of all Purchaser Franchise Agreements or, if earlier, until the latest date permitted by applicable Law.

(c) All covenants and agreements contained in this Agreement that by their terms are to be performed at or after the Closing shall survive the Closing until fully discharged or, if earlier, the latest date permitted by applicable Law. All other covenants or agreements made by the Parties in this Agreement shall not survive the Closing and shall terminate and expire at the Closing.

(d) Upon the expiration of the applicable Survival Period, the representations, warranties, covenants and agreements made by the Parties in this Agreement shall expire, and all claims for any breach of such representations, warranties, covenants or agreements shall be deemed waived unless a Claims Notice with respect to the breach shall have been given to the breaching Party in accordance with Section 10.05(a) or Section 10.05(b) prior to the expiration of such Survival Period, in which event such representations, warranties, covenants or agreements shall survive to the extent of the Claim referred to in such notice until such Claim has been resolved.

Section 10.02 Agreement of Seller to Indemnify. Subject to the terms and conditions of this Article X, from and after the Closing, Seller hereby agrees to indemnify, defend and hold Purchaser and Guarantor, their Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses including interest, penalties and attorneys’ fees and expenses (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party (including the costs and expenses incurred by such Purchaser Indemnified Party in enforcing the provisions of this Section) by reason of, resulting from or arising out of: (a) the Retained Liabilities; (b) a breach by Seller of any of its representations or warranties contained in this Agreement (solely for purposes of determining whether any breach or inaccuracy has occurred and determining the amount of any Damages, no effect will be given to any materiality, material adverse effect or similar qualification contained in such representations and warranties); (c) a breach by Seller of any of its covenants or agreements contained in this Agreement, other than any such covenants or agreements contained in Section 6.08; (d) a breach by Seller of any of its covenants or agreements contained in Section 6.08 to the extent resulting from Seller’s or its Affiliates’ gross negligence or willful misconduct; or (e) the termination by Seller of the employment of any Employees (other than any severance or similar costs resulting from the termination of any such Employees).

Section 10.03 Agreement of Purchaser and Guarantor to Indemnify. Subject to the terms and conditions of this Article X, from and after the Closing, Purchaser and Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party (including the costs and expenses incurred by such Seller Indemnified Party in enforcing the provisions of this Section) by reason of, resulting from or arising out of: (a) the Assumed Liabilities; (b) a breach by Purchaser or any Guarantor of any representation or warranty of Purchaser or Guarantor contained in this Agreement (solely for purposes of determining whether any breach or inaccuracy has occurred and determining the amount of any Damages, no effect will be given to any materiality, material adverse effect or similar qualification contained in such representations and warranties); (c) a breach by Purchaser or Guarantor of any covenant or agreement of Purchaser or Guarantor contained in this Agreement; (d) the ownership or use or operation of the Assets or any Restaurant from and after the Effective Time; (e) the employment or termination of employment of any Hired Employees by Purchaser or its Affiliates; or (f) any Transfer Fees.

Section 10.04 Limitation of Liability.

(a) No indemnification by Seller under Section 10.02(b) shall be required to be made:

(i) with respect to Damages resulting from Claims as to which Seller has not received a written Claims Notice in accordance with Section 10.05(a) or Section 10.05(b) within the applicable Survival Period; and

(ii) unless the aggregate amount of Damages sustained by the Purchaser Indemnified Parties with respect to indemnification claims for breaches of representations and warranties made in Article IV of this Agreement exceeds one hundred fifty thousand dollars ($150,000.00), and then only with respect to the amount in excess of one hundred fifty thousand dollars ($150,000.00) in the aggregate; provided that, if the aggregate amount of Damages sustained by the Purchaser Indemnified Parties with respect to indemnification claims for breaches of representations and warranties made in Section 4.01 (Corporate Organization), Section 4.02 (Authority), Section 4.03 (Validity), Section 4.05 (Title to Assets) and Section 4.15 (Brokers and Finders) exceeds one hundred fifty thousand dollars ($150,000.00), Seller shall indemnify Buyer for the entire amount of such Damages.

(b) In no event shall the aggregate liability of Seller for indemnification under Section 10.02(b) exceed one million two hundred thousand dollars ($1,200,000.00); provided that, the aggregate liability of Seller for indemnification under Section 10.02(b) with respect to a breach by Seller of any of its representations or warranties contained in Section 4.01 (Corporate Organization), Section 4.02 (Authority), Section 4.03 (Validity), Section 4.05 (Title to Assets) and Section 4.15 (Brokers and Finders) shall be the Purchase Price.

(c) In no event shall the aggregate liability of Seller for indemnification under Section 10.02(d) exceed five thousand dollars ($5,000).

Section 10.05 Procedures Relating to Indemnification.

(a) In the event that either a Purchaser Indemnified Party or a Seller Indemnified Party desires to assert a demand, claim or circumstance that, immediately or with the lapse of time, could give rise to a claim (a “Claim”) for indemnification pursuant to this Article X, such Person seeking indemnification (the “Indemnitee”) shall, as promptly as is reasonably practicable after becoming aware of the demand, claim or circumstance, deliver written notice (such notice, a “Claims Notice”) to the Party from whom indemnification is sought (the “Indemnitor”); provided, however, that, except as otherwise provided in Section 10.01 or Section 10.06(a), a failure to give such notice shall not affect the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby. The Claims Notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated, if necessary) and nature of the Damages, and the method of computation thereof, that has been or may be suffered by the Indemnitee and the provisions of this Agreement in respect of which such right of indemnification is sought or arises.

(b) Promptly after receipt from any third-party by an Indemnitee of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, could give rise to a claim or the commencement (or threatened commencement) of any Action or investigation (a “Third-Party Claim”) that may result in Damages with respect to which the Indemnitee would be entitled to indemnification pursuant to this Article X, the Indemnitee shall deliver a Claims Notice with respect thereto together with copies of any notices or other documents (including any court papers) received by the Indemnitee relating to such Third-Party Claim; provided, however, that, except as otherwise provided in Section 10.01 or Section 10.06(a), a failure to provide such notice shall not affect the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby (except that the Indemnitor shall not be liable for any expenses incurred during the period in which the Indemnitee failed to provide such notice).

(c) Unless the Indemnitor is also a party to such Third-Party Claim and the Indemnitee determines in good faith after conferring with its outside counsel that joint representation would be inappropriate, and except as provided below, the Indemnitor shall be entitled to settle or assume and control the defense of any Third-Party Claim at its own expense and by its own counsel. If the Indemnitor elects to settle or defend such Third-Party Claim, it shall notify the Indemnitee of its intent to do so and shall promptly provide written notice of all material developments in connection with the defense of such Third-Party Claim, and the Indemnitee shall cooperate in the settlement of, or defense against, such Third-Party Claim including, if appropriate, making any reasonable counterclaim against such third-party or any reasonable cross claim or third-party claim against any Person related to such Third-Party Claim. Such cooperation shall also include (i) the retention of records and information that are reasonably relevant to such Third-Party Claim, (ii) promptly supplying the Indemnitor with copies of all papers, documents and evidence in the Indemnitee’s possession or control and such other information within the Indemnitee’s knowledge pertinent to such Third-Party Claims, (iii) making employees available on a mutually-convenient basis to provide additional information and explanation of any information or materials provided hereunder and producing at the appropriate place or places, at reasonable times, such witnesses under the Indemnitee’s control as may reasonably be requested by the Indemnitor or its Representatives and (iv) promptly providing written notice of all material developments in connection with any such Third-Party Claims. The Indemnitee shall have the right to employ, at its own expense, separate counsel in the defense of any such Third-Party Claim and participate in the defense thereof (it being understood that the Indemnitor shall control such defense). The Indemnitor shall not settle or compromise any Third-Party Claim without the Indemnitee’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), unless such settlement or compromise (A) involves no payment of money by the Indemnitee, (B) includes a complete and unconditional release of the Indemnitee in respect of such Third-Party Claim, (C) does not subject the Indemnitee to any injunctive relief or other equitable remedy or any limitation on the future operation of Indemnitee’s business and (D) there is no finding or admission of any violation of Law and does not include a statement or admission of fault or culpability by or on behalf of any Indemnitee. Notwithstanding anything to the contrary in this section, the Indemnitor shall not be entitled to assume the defense of any Third-Party Claim (and shall pay the reasonable out-of-pocket fees and expenses of outside counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim is brought by any Governmental Authority or seeks an injunction or other equitable relief or any other relief other than money damages against the Indemnitee that the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

(d) If the Indemnitor, within a reasonable time after its receipt of any Claims Notice in respect of a Third-Party Claim, fails to notify the Indemnitee of its intent to settle or assume and control the defense of such Third-Party Claim, the Indemnitee shall (upon further notice to the Indemnitor) have the right to undertake the defense of such Third-Party Claim (without impairing or otherwise affecting its rights to obtain indemnification pursuant to this Article X), subject to the right of the Indemnitor to assume the defense of such Third-Party Claim at any time prior to the final settlement or compromise thereof. Whether or not the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitee shall not consent to the entry of any judgment or admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 10.06 Other Indemnification Limits.

(a) The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Section 10.02(b), Section 10.02(c), Section 10.02(d), Section 10.03(b) and Section 10.03(c) shall terminate and expire with respect to any representation, warranty, covenant or agreement when such representation, warranty, covenant or agreement terminates pursuant to Section 10.01.

(b) The Parties agree, for themselves and on behalf of their respective Affiliates and their respective Representatives, that the amount of any Damages that are subject to an indemnification obligation under this Article X shall be reduced by any insurance proceeds or indemnity, contribution or other similar payments actually received by the Indemnitee (after taking into account any deductibles, copayments or other cost sharing arrangements) on account of such Damages, less any related costs and expenses, including the aggregate cost of pursuing any indemnity contribution, insurance or similar claims or other chargebacks. In the event that the Indemnitee subsequently collects any such insurance proceeds or indemnity, contribution or other similar payments in respect of such Damages after receiving any indemnification payments from the Indemnitor under this Article X, such Indemnitee shall promptly pay over to the Indemnitor the amount of such insurance proceeds or indemnity, contribution or other similar payments actually received by the Indemnitee, less any related costs and expenses, including the aggregate cost of pursuing any indemnity contribution, insurance or similar claims or other chargebacks; provided, however, that in no event shall the Indemnitee be required to pay over to the Indemnitor an amount in excess of the amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of such Claim.

(c) The Parties shall cooperate with each other with respect to resolving any Claim with respect to which any Indemnitor is or may be obligated to indemnify any Indemnitee hereunder, including by making commercially reasonable efforts to mitigate or avoid any Damages in connection therewith. In the event that any Party shall fail to make such commercially reasonable efforts to mitigate or avoid any such Damages, then, notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Person for any Damages to the extent that such Damages could have reasonably been expected to have been mitigated or avoided had such efforts been made.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Party shall not be liable to any Person (whether in contract, in tort or otherwise) for any consequential, incidental, indirect, special or punitive damages except in the case of Seller, to the extent such damages are included in Retained Liabilities, and in the case of Purchaser and Guarantor, to the extent such damages are included in Assumed Liabilities. “Consequential” or “special” damages shall mean damages which are not actual or direct damages.

Section 10.07 Exclusive Remedy. If the Closing occurs, this Article X sets forth the sole and exclusive remedy for any breach, inaccuracy, nonperformance or violation of this Agreement regardless of whether a claim or counterclaim is based in tort, contract or any other legal theory, or arises under law or in equity, except for (a) claims or counterclaims of, or causes of action arising from, fraud and (b) any rights and remedies expressly granted under Section 6.15 hereof, in any Franchise Document or in any other Transaction Agreement. In furtherance of the foregoing, each of the Parties hereby irrevocably waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, counterclaims and causes of action (other than any claims or counterclaims of, or causes of action arising from, fraud) it may have against the other Parties arising under or based upon this Agreement or the transactions contemplated hereby, except (i) pursuant to the provisions of this Article X and (ii) any rights and remedies explicitly granted under Section 6.15 hereof, in any Franchise Document or in any other Transaction Agreement.

ARTICLE XI

TERMINATION

Section 11.01 Methods of Termination. This Agreement may be terminated prior to the Closing:

(a) By mutual written agreement of the Parties;

(b) By Seller, if the Closing has not occurred by September 3, 2013, provided that a default by Seller under this Agreement is not responsible for the Closing not having occurred;

(c) By Purchaser, if the Closing has not occurred by September 3, 2013, provided that a default by Purchaser or Guarantor under this Agreement is not responsible for the Closing not having occurred;

(d) By Seller in writing if Purchaser or Guarantor shall (i) fail to perform any of their respective covenants or agreements contained herein required to be performed by them prior to the date of such termination, or (ii) breach any of their respective representations or warranties contained herein or if any such representations or warranties become inaccurate, in each case so as to cause a condition to the Closing to be incapable of satisfaction, which failure, breach or inaccuracy is not cured within fifteen (15) days after Seller has notified Purchaser in writing of its intent to terminate this Agreement pursuant to this Section 11.01(d);

(e) By Purchaser in writing if Seller shall (i) fail to perform any of its covenants or agreements contained herein required to be performed by it prior to the date of such termination, or (ii) breach any of its representations or warranties contained herein or if any such representations or warranties become inaccurate, in each case so as to cause a condition to the Closing to be incapable of satisfaction, which failure, breach or inaccuracy is not cured within fifteen (15) days after Purchaser has notified Seller in writing of its intent to terminate this Agreement pursuant to this Section 11.01(e); or

(f) By Seller in writing pursuant to Section 6.01(b) or Section 6.01(c).

Section 11.02 Effect of Termination. If Seller or Purchaser terminates this Agreement pursuant to Section 11.01, (a) this Agreement shall forthwith become null and void and of no further force and effect, (b) the transactions contemplated by this Agreement shall be abandoned without further action by any Party and (c) all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (i) nothing in this Section 11.02 shall relieve any Party hereto from any liability with respect to any willful or intentional breach of this Agreement prior to such termination and (ii) the provisions of Section 6.03, this Section 11.02 and Article XII (other than Section 12.12) shall survive the termination of this Agreement and shall remain in full force and effect.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Amendment and Modification. This Agreement may be amended, modified and supplemented only by a written instrument executed by each of the Parties.

Section 12.02 Waivers. No waiver shall be binding on a Party unless executed in writing by the Party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. The failure by any Party to enforce against another Party any term or provision of this Agreement shall not be deemed to be a waiver of such Party’s right to enforce against the other Party the same or any other term or provision of this Agreement in the future.

Section 12.03 Notices. All notices, requests, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon (a) actual delivery, if delivered by personal delivery, or (b) one (1) Business Day after deposit with an overnight courier service for next day delivery, with service prepaid or (c) actual delivery if transmitted by facsimile during normal business hours (8:00 a.m.-5:00 p.m.) for the recipient, provided that the same notice is also deposited on the same day with an overnight courier for next day delivery, with service prepaid:

If to Purchaser or Guarantor, to:

NPC International, Inc.

7300 W. 129th Street

Overland, Park, Kansas 66213

Attention: Chief Executive Officer and Chief Financial Officer

Facsimile No.: (913) 327-5850

With a copy to:

Stinson Morrison Hecker LLP

1201 Walnut Street

Kansas City, Missouri 64105

Attention: John Granda

Facsimile No.: (816) 412-1159

or to such other Person or address as Purchaser shall furnish to Seller in writing;

If to Seller, to:

Wendy’s Old Fashioned Hamburgers of New York, Inc.

One Dave Thomas Boulevard

Dublin, Ohio 43017

Attention: Legal Department

Facsimile No.: (614) 764-3243

or to such Person or address as Seller shall furnish to Purchaser in writing.

Section 12.04 Assignment. This Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided that Seller may, without the consent of Purchaser or Guarantor, assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, to any of its Affiliates; provided further that, Seller shall nonetheless remain responsible for the performance of all of its obligations under this Agreement. Any attempt or purported assignment or delegation in contravention of the foregoing shall be deemed void ab initio.

Section 12.05 Governing Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL CLAIMS AND DEFENSES ARISING OUT OF OR RELATING TO ANY SUCH TRANSACTION OR THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF ANY PART OF THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 12.06 Jurisdiction. Each Party to this Agreement hereby irrevocably and unconditionally: (a) submits itself and its property to the exclusive jurisdiction of any federal or state court sitting in the State of Ohio in any action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement and agrees that all claims in respect of any such action shall be heard and determined solely in such court; (b) consents that any such action shall be brought in such court and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in such court or that such court is an inconvenient forum for the action and agrees not to assert, plead or claim the same; (c) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant Party or any of its assets; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially-similar form of mail), postage prepaid, to such Party at its address as provided in Section 12.03; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

Section 12.07 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange via facsimile or electronically of signature pages executed by the parties hereto and this Agreement shall be enforceable by the parties hereto upon the execution of the Agreement by each of the parties hereto by the exchange of such signature pages via facsimile or electronically. Any party executing this Agreement by facsimile or electronically as provided herein shall also deliver to the other party an executed original of this Agreement within three (3) Business Days of such facsimile or electronic delivery.

Section 12.09 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa unless the context otherwise requires, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive unless the context otherwise requires; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (i) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (j) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; (k) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (l) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (m) the table of contents, headings of the Sections and Articles of this Agreement and table of defined terms in Section 1.02 are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement; and (n) each representation, warranty, covenant, agreement and condition contained in this Agreement and in each of other agreements, documents and instruments contemplated hereby will be deemed to have independent significance.

Section 12.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, and the Confidentiality Agreement set forth the entire understanding among the Parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, among the Parties or their respective Affiliates relating to the subject matter of this Agreement, other than those set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any Party unless in writing and signed by all the Parties. The submission of any unexecuted copy of this Agreement shall not constitute an offer to be legally bound by any provision of the document submitted, either currently or in the future, and no Party shall be bound by this Agreement until it is fully executed and delivered by all Parties.

Section 12.11 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

Section 12.12 Further Assurances. Subject to the terms and conditions of this Agreement, at any time after the Closing, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by another Party in order to effectuate the intent of this Agreement.

Section 12.13 Schedules. Matters reflected in the schedules corresponding to the Sections of Article IV and Article V are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any such schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or such schedules. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 12.14 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually-acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 12.14 shall affect a Party’s right to terminate this Agreement pursuant to Section 11.01 of this Agreement.

Section 12.15 Confidentiality.

(a) Except to the extent (i) inconsistent with the terms of this Agreement, (ii) disclosure or use of any information subject to the terms of the Confidentiality Agreement (defined below) is reasonably necessary for the performance by a Party of any of their respective obligations under this Agreement or (iii) disclosure or use of any information subject to the terms of the Confidentiality Agreement is necessary in connection with the enforcement of any right or remedy relating to this Agreement, the terms of that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated March 18, 2013, by and among WII, and NPC Restaurant Holdings, LLC are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Whether or not the Closing occurs, except as otherwise agreed to in writing by the Parties or to the extent necessary to perform its obligations or enforce its rights under this Agreement, each Party hereto shall, and shall cause its respective Affiliates and its and their respective Representatives to, keep confidential the existence and terms of this Agreement and the transactions contemplated hereby; provided, however, that if any Party or its Affiliates determines that it is required by applicable Law or the rules of any stock exchange on which securities of such Party or any of its Affiliates are listed to make any public announcement or disclosure regarding the transactions contemplated hereby, nothing in the Confidentiality Agreement or this Agreement shall prohibit or restrict such Party and its Affiliates from making any public announcement or disclosure that it determines is necessary or appropriate. Each Party will notify the other Parties prior to making any such announcement and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of such announcement. The Parties acknowledge that (i) Parent may be required to disclose the existence and terms of this Agreement and the transactions contemplated hereby and information regarding the Business in reports that Parent files with the SEC in order to comply with its obligations under an indenture relating to outstanding debt securities, (ii) Purchaser and its Affiliates will issue a press release and Parent will file a current report on Form 8-K with the SEC in forms that have been reviewed by Seller to announce the execution and delivery of this Agreement, (iii) Purchaser and its Affiliates will issue a press release and Parent will file a current report on Form 8-K with the SEC to announce the closing of the transactions contemplated by this Agreement, (iv) Purchaser and its Affiliates are required to provide Pizza Hut, Inc. and Yum! Brands, Inc. with a copy of any Form 8-K to be submitted to the SEC in connection with this Agreement; provided that Pizza Hut, Inc. and Yum! Brands, Inc. agree in writing to keep such information confidential, (v) Purchaser may cause memorandums of lease and sublease covering the Owned Real Property and Leased Real Property to be recorded in the local county or applicable authority’s recording or real estate recording office where each such property is located and (vi) Purchaser may be required to make disclosures to its financing sources; provided that such financing sources agree in writing to keep such information confidential.

Section 12.16 Guarantee.

(a) At the Closing, Guarantor agrees to execute and deliver to Seller the Guaranty.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC.

By:	/s/ Daniel T. Collins
Name:	Daniel T. Collins
Title:	Senior Vice President, Treasurer and Assistant Secretary

By:	/s/ R. Scott Toop
Name:	R. Scott Toop
Title:	Senior Vice President, General Counsel and Secretary

PURCHASER:

NPC QUALITY BURGERS, INC.

By:	/s/ Troy D. Cook
Name:	Troy D. Cook
Title:	V.P.

GUARANTOR:

NPC INTERNATIONAL, INC.

By:	/s/ Troy D. Cook
Name:	Troy D. Cook
Title:	EVP & CFO

Signature Page to Asset Purchase Agreement

Exhibits and schedules to the Asset Purchase Agreement have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish a copy of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.